                                                                   EXHIBIT 10.23


                  AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES

                                     BETWEEN

                              DEL MONTE CORPORATION

                                       AND

                       ELECTRONIC DATA SYSTEMS CORPORATION

                                       AND

                          EDS INFORMATION SERVICES LLC

                                  JUNE 30, 2002





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

                                TABLE OF CONTENTS


ARTICLE I. RELATIONSHIP MANAGEMENT....................................................6
1.01    EDS Account Executive.........................................................6
1.02    Del Monte Representative......................................................6
1.03    Procedures Manual.............................................................7

ARTICLE II. PERSONNEL.................................................................8
2.01    Use and Replacement of Personnel..............................................8
2.02    Qualifications and Retention of EDS Personnel.................................8
2.03    Use of Subcontractors.........................................................9
2.04    Hiring of Employees...........................................................9

ARTICLE III. TERM....................................................................10
3.01    Initial Term.................................................................10
3.02    Renewal Term; Extension Period...............................................10

ARTICLE IV. EDS SERVICES.............................................................11
4.01    Services.....................................................................11
4.02    Scope and Volume of Services.................................................11
4.03    Services, Additional Details.................................................11
4.04    Services not Specifically Noted..............................................14
4.05    Services from Third Parties..................................................14
4.06    Reliance on Instructions.....................................................14
4.07    Savings Clause...............................................................15

ARTICLE V. SERVICE LEVELS............................................................15
5.01    Service Levels...............................................................15
5.02    Measurement and Monitoring Tools.............................................15
5.03    Continuous Improvement and Best Practices....................................15
5.04    Adjustment of Service Levels.................................................15
5.05    Root Cause Analysis..........................................................15
5.06    Service Level Failures.......................................................16

ARTICLE VI. SERVICE LOCATIONS........................................................16
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
6.01    Facilities...................................................................16
6.02    Safety and Security Procedures...............................................17
6.03    Data Security................................................................17
6.04    Security Relating to Competitors and other Interested Parties................17
6.05    Use of Del Monte Service Locations...........................................17

ARTICLE VII. DEL MONTE'S ROLE........................................................18
7.01    Del Monte Responsibilities...................................................18
7.02    Access to Del Monte Facilities and Infrastructure............................19
7.03    Access to Del Monte Equipment................................................19
7.04    Use of Del Monte Software and Del Monte-Vendor Software......................19
7.05    Additional Items of Property.................................................19
7.06    Consents; Further Assurances.................................................19

ARTICLE VIII. MAINTENANCE CONTRACTS..................................................20
8.01    EDS Management of Del Monte-Vendor Software and other Information
        Technology related maintenance contracts.....................................20
8.02    Notification.................................................................20

ARTICLE IX. REPRESENTATIONS, WARRANTIES AND COVENANTS................................20
9.01    Warranties...................................................................20
9.02    Covenants....................................................................22

ARTICLE X. PROPRIETARY RIGHTS........................................................23
10.01   Definitions..................................................................23
10.02   EDS Software.................................................................24
10.03   EDS-Vendor Software..........................................................25
10.04   Del Monte Software...........................................................25
10.05   Del Monte-Vendor Software....................................................25
10.06   Developed Software and Other Deliverables....................................26
10.07   EDS Development Tools; Residual Technology...................................26
10.08   Further Assurances...........................................................26

ARTICLE XI. DATA, CONFIDENTIALITY AND AUDIT RIGHTS...................................27
11.01   Data of Del Monte............................................................27
11.02   Privacy Laws.................................................................28
11.03   Confidentiality..............................................................28

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
11.04   Audit Rights.................................................................29

ARTICLE XII. PAYMENTS................................................................30
12.01   Charges for EDS Services.....................................................30
12.02   Out-of-Pocket Expenses.......................................................30
12.03   Time of Payment..............................................................30
12.04   Disputed Amounts.............................................................31
12.05   Taxes........................................................................31
12.06   Cost and Quality Benchmarking................................................32

ARTICLE XIII. DISPUTE ESCALATION, MEDIATION AND ARBITRATION..........................32
13.01   Dispute Escalation...........................................................32
13.02   Exclusive Remedy.............................................................34

ARTICLE XIV. TERMINATION.............................................................35
14.01   Material Default.............................................................35
14.02   Termination for Nonpayment...................................................35
14.03   Termination for Bankruptcy and Related Events................................35
14.04   Termination upon Material Change in Del Monte Business.......................35
14.05   Termination for Convenience..................................................36
14.06   Effect of Expiration or Termination..........................................36

ARTICLE XV. INDEMNITIES AND LIABILITY................................................38
15.01   Indemnities..................................................................38
15.02   Liability....................................................................41

ARTICLE XVI. MISCELLANEOUS...........................................................42
16.01   Accounting Terms.............................................................42
16.02   Amendments; Waiver...........................................................42
16.03   Approvals and Similar Actions................................................43
16.04   Binding Nature; Assignment...................................................43
16.05   Construction Rules...........................................................43
16.06   Entire Agreement; Survival...................................................44
16.07   Excused Performance..........................................................44
16.08   Export Regulations...........................................................44
16.09   Governing Law................................................................45
16.10   Independent Contractors......................................................45


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
16.11   Notices......................................................................45
16.12   Public Relations and Marketing References....................................45
16.13   Right to Engage in Other Activities..........................................46




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

                  AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES

        This AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES (referred to, together with the exhibits and schedules attached hereto, as the "AGREEMENT"), effective as of November 1st, 2002 (the "EFFECTIVE DATE"), is between Del Monte Corporation, a New York corporation ("DEL MONTE"), Electronic Data Systems Corporation, a Delaware corporation ("EDS CORPORATION") and EDS Information Services L.L.C. a Delaware limited liability company ("EIS"). The obligations of EDS Corporation set forth in this Agreement will be performed by EDS Corporation, itself and through its direct and indirect wholly-owned subsidiaries, including EIS (collectively "EDS"). EDS Corporation will remain responsible for the obligations performed by EIS and such other subsidiaries to the same extent as if such obligations were performed by EDS Corporation. By executing this Agreement, EIS also agrees to be bound by, and subject to, the terms and conditions of this Agreement to the same extent as EDS Corporation. By way of background, Del Monte desires that certain of its technology and information systems operations and functions, which are currently being performed by EDS under an agreement that will expire at 23:59:59 on October 31, 2002, continue to be performed and managed by a third party experienced in performing and managing such operations and functions. Del Monte has selected EDS as its vendor of choice to continue to provide the technology and information systems services during the term of this Agreement. This Agreement documents the terms and conditions under which Del Monte agrees to purchase, and EDS agrees to provide, such services. EDS and Del Monte may be referred to in this Agreement individually as a "PARTY" and together as the "PARTIES." For convenience of reference, the Schedule of Definitions attached hereto sets forth the capitalized terms that are used in this Agreement and identifies the sections hereof in which the definitions for such terms appear.

                       ARTICLE I. RELATIONSHIP MANAGEMENT

1.01 EDS Account Executive.

        At all times during the term of this Agreement, EDS will provide an individual who will be dedicated, on a full-time basis, to Del Monte's account and who will maintain an office at Del Monte's headquarters or at such other location as Del Monte shall specify in accordance with Section 6.01 (the "EDS ACCOUNT EXECUTIVE"). The EDS Account Executive will (a) be acceptable to Del Monte, (b) be the primary contact for Del Monte in dealing with EDS under this Agreement, (c) have overall responsibility for managing and coordinating the delivery of the EDS Services, (d) meet regularly with the Del Monte Representative and (e) have the power and authority to make decisions with respect to actions to be taken by EDS in the ordinary course of day-to-day management of Del Monte's account in accordance with this Agreement. Unless otherwise requested by Del Monte, EDS will assign the EDS Account Executive for a minimum of three (3) year periods and will not reassign such individual during such period (e.g., EDS will not reassign the current EDS Account Executive until at least three (3) years at the Del Monte account).

1.02 Del Monte Representative.



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        At all times during the term of this Agreement, Del Monte will designate a senior level individual who will be authorized to act as Del Monte's primary contact for EDS in dealing with Del Monte under this Agreement and who will have the power and authority to make decisions with respect to actions to be taken by Del Monte under this Agreement (the "DEL MONTE REPRESENTATIVE"). The Del Monte Representative will be Del Monte's Chief Information Officer. The Del Monte Representative may designate in writing a reasonable number of additional Del Monte employees to be points of contact for EDS with respect to particular matters of expertise relating to this Agreement.

1.03 Procedures Manual.

        (a) Procedures Manual. The EDS Representative and the Del Monte Representative will agree on the content and structure of the Procedures Manual within sixty (60) days of the Effective Date. The procedures manual (the "PROCEDURES MANUAL"), sets forth but is not limited to:

            (i) Periodic Reports. Periodic reports and detailed requirements for the periodic reports that shall be provided to Del Monte by EDS regarding EDS 's provision of the Services;

            (ii) Goals. Additional goals, specifications and documentation (e.g., operations manuals, user guides, specifications, version control management, and management reporting) consistent with the provisions of this Agreement;

            (iii) Program Management. EDS' proprietary Service Excellence Dashboard, Systems Life Cycle Methodology, Project Management Methodology, and other management tools and techniques that EDS shall use to perform the services;

            (iv) Disaster Recovery Procedures. Disaster recovery procedures, together with problem escalation policies and procedures and such other matters as Del Monte and EDS may agree; and

            (v) Change Control Procedures. A description of the change control procedures and implementation techniques to be used therefore, including policies and procedures relating to hardware, software, facility changes, system problem management and emergency changes.

            (vi) Security Procedures, A description of the security procedures and processes to be used.

            (vii) Service levels. A description of the Service Levels as noted in Article V of this Agreement.

        (b) Updates to Procedures Manual. EDS shall periodically update the Procedures Manual (but in no event less frequently than once during any six (6) month period during the term) to reflect changes in the operations, policies and procedures described therein. EDS will submit all updates to the Procedures Manual to Del Monte for Del Monte's review and prior written approval, which approval will not be unreasonably



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

withheld. EDS shall, at Del Monte's reasonable request, expand the Procedures Manual to include additional information.

        (c) Services. It is the Parties' intention that EDS's respective obligations under this Agreement will be consistently performed in accordance with the Procedures Manual.

                             ARTICLE II. PERSONNEL

2.01  Use and Replacement of Personnel.

        (a) Account Team. If Del Monte is dissatisfied for any significant reason with any EDS personnel providing the Services (the EDS Account Executive together with any EDS personnel providing Service hereinafter referred to as the "ACCOUNT TEAM"), Del Monte will give written notice to EDS of such dissatisfaction and the specific reasons for such dissatisfaction. EDS will have thirty (30) days from the receipt of such notice in which to remedy such problem to the reasonable satisfaction of Del Monte. If Del Monte remains dissatisfied (in Del Monte's reasonable discretion) with the EDS Account Team personnel in question after such 30-day period, then EDS will promptly replace that EDS person. If for any reason, Del Monte requests the replacement of the EDS Account Executive, EDS will promptly replace that individual.

        (b) Key Personnel. EDS agrees that each of the EDS personnel listed in Schedule A (the "KEY POSITIONS") will devote his or her full time and effort to the performance of the Services. Before assigning a replacement individual to any of the Key Positions, EDS will notify Del Monte of the proposed assignment, will provide Del Monte with a resume and any other job-related information about the individual reasonably requested by Del Monte and will introduce (either by telephone or, if requested by Del Monte, in person) the individual for an interview by the appropriate Del Monte representatives. If Del Monte in good faith objects to the proposed assignment, the Parties shall attempt to resolve Del Monte's concerns on a mutually agreeable basis. If the Parties have not been able to resolve Del Monte's concerns within five (5) business days, EDS shall not assign the individual to that position and shall propose to Del Monte the assignment of another individual of similar and suitable ability and qualifications. Personnel filling Key Positions may not be transferred or re-assigned until Del Monte has approved a suitable replacement, which approval shall not be unreasonably withheld. Unless otherwise requested by Del Monte, EDS will assign EDS Level 6 personnel for a minimum of two (2) years and Level 5 personnel for a minimum of eighteen (18) months and will not reassign such individual during such period. EDS agrees to use reasonable efforts to provide Del Monte with at least thirty (30) days advance written notice prior to transferring or reassigning any personnel filling EDS Key Positions.

2.02 Qualifications and Retention of EDS Personnel.

        (a) Qualifications. EDS shall assign personnel to perform the Services in a professional and workmanlike manner. The Account Team shall be: (i) of good name and character and without, to the extent permitted by applicable law, a history of misconduct or dishonesty; (ii) appropriately competent and experienced in performing the tasks, works, functions or obligations to be performed by such personnel; and (iii) if



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required to perform the applicable task, work, function or obligation, qualified with appropriate U.S. qualifications or qualifications that are recognized in, or equivalent to qualifications recognized in, the United States.

        (b) Turnover Rate. Del Monte and EDS both agree that it is in their best interests to keep the turnover rate of the Account Team to a reasonably low level. Accordingly, if Del Monte believes that EDS's turnover rate may be excessive and so notifies EDS, EDS shall provide data concerning its turnover rate, meet with Del Monte to discuss the reasons for, and impact of, the turnover rate and otherwise use reasonable efforts to keep such turnover rate to a reasonably low level. If appropriate, EDS shall submit to Del Monte its proposals for reducing the turnover rate, and the Parties shall mutually agree on a program to bring the turnover rate down to an acceptable level. In any event, notwithstanding transfer or turnover of personnel, EDS shall at all times during the Term remain obligated to perform the Services without degradation and in accordance with this Agreement.

        (c) Training. EDS shall implement and maintain a policy of ongoing training for the Account Team members to provide that all Account Team members have the requisite skills and knowledge required to perform the tasks, works, functions and obligations assigned to them by EDS.

2.03 Use of Subcontractors.

        The Services will be performed by EDS, itself and its wholly owned affiliates or through an approved subcontractor in accordance with this Section
2.03. Prior to subcontracting the Services or any material portion thereof defined as $10,000 per month or more, EDS will: (a) notify Del Monte of the proposed subcontract; (b) provide the name of the proposed subcontractor, a description of the work to be subcontracted and descriptive information about each subcontractor's ability to perform the work; and (c) obtain Del Monte's written consent of such subcontract, which shall not be unreasonably withheld. Del Monte will not be bound by the provisions of any agreements entered into between EDS and its subcontractors. Prior to materially amending, modifying or otherwise supplementing any subcontract relating to the Services, EDS will notify Del Monte of the proposed amendment, modification or supplement and will obtain Del Monte's written consent thereof. EDS will not disclose any confidential information of Del Monte to any such subcontractor unless and until the subcontractor has agreed in writing to protect the confidentiality of such confidential information in the manner required by Section 11.03 hereof and then only to the extent necessary for the subcontractor to perform those Services subcontracted to it. No subcontracting will release EDS from its responsibility for its obligations under this Agreement. EDS will be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement, to the same extent as if EDS performed such obligations. Any third party chosen by EDS to develop products or deliver services will be required to adhere to Del Monte's standards, policies and procedures in effect at the time. EDS will be responsible for all payments to its subcontractors. EDS will promptly pay for all services, materials, equipment and labor used in providing the Services and EDS will keep Del Monte's premises free of all liens.

2.04 Hiring of Employees.


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

        During the term of this Agreement and for a period of twelve (12) months thereafter, EDS will not solicit, directly or indirectly, for employment any employee of Del Monte who is or was actively involved in the consumption of the Services without the prior written consent of Del Monte. Notwithstanding the foregoing, the Parties acknowledge and agree that this Agreement will not prohibit (a) any executive search or similar business controlled by EDS from engaging in its business in the ordinary course in a manner consistent with past practices on behalf of clients other than EDS or (b) solicitations through advertising or other publications of general circulation. Subject to Section 14.06, during the term of the Agreement, Del Monte will have the right to extend offers of employment to a reasonable number of EDS personnel who have been or are assigned to or have or are performing any Services or other work on behalf of EDS with respect to Del Monte. Del Monte will provide EDS prior notification and EDS will provide reasonable access to such personnel after providing written approval which approval shall not be withheld unless such person is reasonably deemed essential to the on-going business of EDS.

                               ARTICLE III. TERM

3.01 Initial Term.

        The initial term of this Agreement (the "INITIAL TERM") will commence on the Effective Date and continue until 23:59:59 (Pacific Standard Time) on October 31st, 2012 (the "INITIAL TERM EXPIRATION DATE"), or such earlier date upon which this Agreement may be terminated in accordance with the provisions hereof.

3.02 Renewal Term; Extension Period.

        (a) Renewal Term. Unless this Agreement is terminated in accordance with the provisions hereof, Del Monte will notify EDS at least one hundred twenty
(120) days prior to the Initial Term Expiration Date as to whether or not Del Monte desires to renew this Agreement. If Del Monte provides EDS with notice that it desires to renew this Agreement for a specified period (the "RENEWAL TERM") and the Parties agree on the terms and conditions applicable to the Renewal Term, then this Agreement will continue in effect beyond the Initial Term Expiration Date in accordance with the terms and conditions agreed upon by the Parties for the Renewal Term. If Del Monte does not provide EDS with notice that it desires to renew this Agreement, this Agreement will expire on the Initial Term Expiration Date, subject to EDS' obligation to provide Termination Assistance Services as set forth in this Agreement.

        (b) Extension Period. If Del Monte provides EDS with notice that it desires to renew this Agreement and the Parties have not agreed on the terms and conditions applicable to a Renewal Term prior to the Initial Term Expiration Date, then the term of this Agreement will extend for a period determined by Del Monte of up to twelve (12) months beyond the Initial Term Expiration Date (the "EXTENSION PERIOD"), at the charges, terms and conditions in effect as of the Initial Term Expiration Date. If, during the Extension Period, the Parties are able to reach agreement on the terms and conditions applicable to a Renewal Term, then this Agreement will continue in effect beyond the end of the Extension Period in accordance with the terms and conditions agreed upon by the


                                 Page 10 of 49
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Parties for the Renewal Term. If, during the Extension Period, the Parties are unable to reach agreement on the terms and conditions applicable to a Renewal Term, this Agreement will expire at the end of the Extension Period, subject to EDS' obligation to provide Termination Assistance Services as set forth in this Agreement.

                            ARTICLE IV. EDS SERVICES

4.01 Services.

        Commencing on the Effective Date and continuing throughout the Initial Term and any Renewal Term or Extension Period, if applicable (collectively, "TERM"), EDS will be responsible for providing to Del Monte the Services (as defined in this Article IV) (hereinafter referred to as "SERVICES"). Except as otherwise expressly provided in this Agreement, EDS shall provide the facilities, personnel, and other resources necessary to provide the Services. EDS shall perform the Services in a manner (including, the degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency) that meets or exceeds the specifications and the service levels referred to in or established in this Agreement ("SERVICE LEVELS") which specifications and Service Levels shall be consistent with methods and standards satisfied by well-managed operations performing services similar to the Services.

4.02 Scope and Volume of Services.

         (a) Del Monte reserves the right to add or remove EDS Services subject to Sections 4.02 (b) and 4.04 or increase or decrease EDS Services, subject to Schedule E, Attachment P, during the term of this Agreement. Del Monte will share such information with EDS as may be necessary for EDS to determine which resources will be required to meet Del Monte's needs relative to such increases or decreases in Services. Del Monte will not be obligated to obtain Services from EDS with respect to any additional entity or business unit acquired by Del Monte (whether pursuant to acquisition or merger).

        (b) Del Monte may not completely eliminate EDS Services for either Applications, Desktop, Help Desk or Servers and still receive the pricing noted in this Agreement, unless for cause. For purposes of this Section, cause will be Del Monte's reasonable dissatisfaction with the Service and the processes established in the Agreement to handle these matters have been executed and the dissatisfaction reasonably remains.

4.03 Services, Additional Details.

        (a) Definition. For purposes of this Agreement, "SERVICES" means: (i) the services, functions and responsibilities described in this Agreement (including the services, functions, and responsibilities described in the Schedule B Statement of Work); and (ii) any services, functions or responsibilities that are not specifically described in this Agreement, but that are required for the proper performance and delivery of the Services, including without limitation meeting Service Levels (as such term is defined in Schedule C hereto); and (iii) any other services, functions or responsibilities that will be provided under the terms of this Agreement and amendments or revision thereto.



                                 Page 11 of 49
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        (b) Technological Advancements. Throughout the Term, at no additional cost to Del Monte, EDS will jointly, with Del Monte, identify the least cost/highest benefit methods to implement technology changes and improved methodologies and processes. Upon Del Monte's written request and in accordance with Section 12.01 (charges for EDS services), EDS will implement technology changes and improved methodologies and processes to maintain a level of technology used to provide the Services that (A) allows Del Monte to take advantage of technological advances in order to remain competitive in the markets that Del Monte serves, (B) is at least current with the level of technology that EDS uses in providing services to its other comparable customers and (C) is at least current with the level of technology generally adopted from time to time in Del Monte's industries. In addition, EDS shall meet with Del Monte, upon Del Monte's reasonable request, to inform Del Monte of any new information processing technology EDS is developing or information technology trends and directions that could reasonably be expected to have an impact on Del Monte's business.

        (c) Technical Architecture and Product Standards. EDS will comply with Del Monte's information management technical architecture and product standards, as may be modified by Del Monte from time to time during the Term and the Termination Assistance Period. In the event that Del Monte makes an enterprise wide change in technical architecture and product standards that is not related to the normal evolution of information technology and that materially impacts EDS's cost to deliver Services, EDS and Del Monte will meet to discuss a mutually acceptable go-forward strategy.

        (d) Efficiencies. EDS will, without charge or expense to Del Monte, and at least once annually, perform a review of the systems, technology and EDS service delivery methods and methodologies used at the Del Monte account. This review will be performed by appropriately skilled and experienced individuals not on the Del Monte Account Team. The results of this review will be provided to the Del Monte Representative and the Account Executive. The objective of the review is to identify material opportunities to improve the quality of or delivery of information technology and how to reduce the cost of information technology to Del Monte.

        (e) Reports. EDS will provide to Del Monte, in a format and containing information mutually agreed by the Parties, a set of reports, including performance, utilization, billing and status reports, as frequently as Del Monte reasonably requires.

        (f) Knowledge Sharing. EDS will provide knowledge sharing assistance to Del Monte, including explaining how the information technology systems work and should be operated and how the Services are provided.

        (g) Governmental Consents. EDS will, at its own expense, obtain and maintain all licenses, approvals, permits, consents and authorizations of any governmental authority, or any notice to any governmental authority, the granting of which to EDS is required by law, including regulatory requirements, for the consummation of the transactions contemplated by this Agreement ("GOVERNMENTAL CONSENTS").

        (h) Compliance with Laws.



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            (i) At all times during the Term, EDS will monitor, and promptly identify and notify Del Monte of, all laws (including regulatory requirements) and any changes thereto that might relate to Del Monte's use of the Services or EDS' delivery of the Services. Del Monte shall notify EDS of any laws and changes in laws applicable to the principal business of Del Monte (excluding laws applicable to the provision of systems integration, data processing, and information technology products and services) that it reasonably believes may impact EDS' delivery of Services and shall cooperate with EDS to identify the impact of such laws and changes in laws on EDS's performance and Del Monte's receipt of such Services. EDS and Del Monte will work together to identify how Del Monte uses, and EDS delivers, the Services in light of such laws and changes thereto. EDS will be responsible for implementing all changes necessary to comply with regulatory requirements on a timely basis. EDS will be responsible for any fines and penalties arising from any noncompliance with any law relating to the delivery or use of the Services, except that Del Monte will be responsible for any fines and penalties arising from any noncompliance by Del Monte with any law relating to Del Monte's use of the Services to the extent that (A) EDS notifies Del Monte in writing and in a timely manner of changes in such law in accordance with this subsection (and sufficiently in advance of the applicability of such law to provide Del Monte a reasonable opportunity to comply with such law) and (B) such noncompliance was not caused by EDS.

            (ii) EDS will perform the Services regardless of changes in law, including regulatory requirements. If such changes prevent EDS from performing its obligations under this Agreement, EDS will develop and, upon Del Monte's written consent, implement a suitable workaround until such time as EDS can perform its obligations under this Agreement without such workaround; provided, however, that if such workaround results in a material increase in the charges to Del Monte under this Agreement, then Del Monte will have the right to terminate the affected portion of the Services.

        (i) Procurement. EDS may have the ability to acquire hardware, software or services for Del Monte at a cost more favorable then Del Monte could acquire by itself. EDS agrees to cooperate fully to accommodate Del Monte's procurement requests, and EDS agrees to invoice Del Monte for purchases on the monthly EDS invoice at the cost noted in Schedule E. Del Monte will pay to EDS, the supplier, third party lessor or third party licensor, as applicable, the purchase, lease or license fees, as applicable. Except as otherwise agreed in writing by the Parties, all rights in and title to any purchases, leases or licenses by EDS on behalf of Del Monte and paid for by Del Monte will belong to Del Monte. All third party warranties, maintenance or support agreements will run to and be for the express benefit of Del Monte.

        (j) Customer Surveys. At least once, but no more than twice during any twelve (12) month period during the term of this Agreement, EDS and Del Monte will jointly conduct surveys of at least three (3) Del Monte personnel selected by Del Monte's Representative to determine the level of Del Monte's satisfaction with the Services and the EDS relationship. The Parties will review the survey results and work together to mutually agree on any appropriate adjustments to EDS's practices and procedures as they relate to the provision of the Services and the Parties' relationship.

4.04 Services not Specifically Noted.

        In addition to the Services described on Schedule B (including those services, functions or responsibilities not specifically described but that are required for the proper performance and delivery of the Services), EDS will provide to Del Monte such other services as Del Monte may reasonably request in writing from time to time during the term of this Agreement. EDS shall provide Del Monte with a written estimate according to the Fees noted in Schedule E of the cost of such services, which estimate Del Monte shall accept or reject. EDS will invoice Del Monte on the monthly EDS invoice for these additional services.

4.05 Services from Third Parties.

        (a) Rights to Use Third Parties. Nothing in this Agreement will be deemed to limit Del Monte's right to solicit or use providers other than EDS (including any Del Monte in-house capabilities) to render information technology services.

        (b) EDS Responsibilities to Other Service Providers. To the extent Del Monte performs any information technology services itself, or retains a third party provider to do so, EDS shall cooperate fully with Del Monte or any such third party provider, all at Del Monte's reasonable direction.

        (c) Del Monte Conditions to Using Third Party Services. Del Monte agrees that if it uses a third party to perform services related to its information technology needs, Del Monte will use commercially reasonable efforts to provide for such services will not affect the ability of, or cost to, EDS to perform its obligations under this Agreement, and EDS agrees to reasonably cooperate with any such third party. As a condition to any such cooperation, the third party must agree in writing to the security and confidentiality obligations and procedures reasonably required by EDS. Del Monte will keep EDS apprised of any material changes to Del Monte's information technology environment that are made by Del Monte or any third party. EDS will not be responsible or penalized for any adverse impact on Del Monte, the Services or the Service Levels resulting from the acts or omissions of Del Monte or a third party, but will use commercially reasonable efforts to mitigate it. EDS shall immediately notify Del Monte if an act or omission of EDS or a third party may cause a problem or delay in providing the Services and shall diligently work with Del Monte or the third party to prevent or circumvent the problem or delay.

4.06 Reliance on Instructions.

        Unless specifically provided otherwise in this Agreement, in performing its obligations under this Agreement, EDS will be entitled to rely upon any routine instructions, authorizations, approvals or other information provided to EDS by the Del Monte Representative or, as to areas of competency specifically identified in writing by the Del Monte Representative, by any other Del Monte personnel identified by the Del Monte Representative in writing, from time to time, as having authority to provide the same on behalf of Del Monte in such person's area of competency. Unless EDS knew or reasonably should have known of any error, incorrectness or inaccuracy in such instructions, authorizations, approvals or other information, EDS will incur no liability or responsibility of any kind in relying on or complying with any such instructions or information.

4.07 Savings Clause.

        EDS' failure to perform its responsibilities under this Agreement or to meet the Service Levels shall be excused if and to the extent (i) such EDS non-performance results from a material act or omission by Del Monte, a material breach by Del Monte of a covenant, representation or warranty under this Agreement; or a material failure by Del Monte to perform Del Monte's responsibilities under this Agreement; and (ii) EDS uses commercially reasonable efforts to perform notwithstanding such act or omission, breach or failure to perform by Del Monte.

                           ARTICLE V. SERVICE LEVELS.

5.01 Service Levels.

        During the Term and the Termination Assistance Period, EDS will perform all Services in accordance with the terms of this Agreement, and as improved from time to time as noted in Section 5.03 (Continuous Improvement and Best Practices).

5.02 Measurement and Monitoring Tools.

        As of the Effective Date, EDS will implement the measurement and monitoring tools and procedures required to measure and report EDS's performance of the Services against applicable Service Levels. Such measurement and monitoring and procedures will (a) permit reporting at a level of detail sufficient to verify compliance with the Service Levels and (b) be subject to audit by Del Monte or its designee. EDS will provide Del Monte and its designees with information concerning access to such measurement and monitoring tools and procedures upon request for inspection and verification purposes.

5.03 Continuous Improvement and Best Practices.

        EDS will, on a continuous basis, (a) identify ways to improve the Service Levels and (b) identify and apply proven techniques and tools from other installations within its operations that would benefit Del Monte either operationally or financially. EDS will, from time to time, include updates with respect to such improvements, techniques and tools in the reports provided to Del Monte.

5.04 Adjustment of Service Levels.

        At least annually, the Del Monte Representative and EDS Account Executive (a) will review the Service Levels for the preceding twelve (12) months, (b) with respect to any Service Levels that are no longer appropriate, will adjust the Service Levels. In addition, either Party may, at any time upon notice to the other Party, initiate negotiations to review and, upon agreement by the Del Monte Representative and EDS Account Executive, adjust any Service Level that such Party in good faith believes is inappropriate at the time, or establish new Service levels.

5.05 Root Cause Analysis.

          If EDS fails to attain one or more Service Levels or a material Service disruption or Service issue occurs, EDS shall

            (i) Investigate. Promptly investigate the root cause of the failure;

            (ii) Describe. Provide a description of the failure, the root cause of the failure and a plan for the corrective action to be taken by EDS in connection therewith;

            (iii) Correct the Error. Upon Del Monte's written consent of the plan for corrective action, implement such plan to correct the problem giving rise to such failure and begin attaining the Service Level as soon as practicable;

            (iv) Provide Assurance. Provide Del Monte with assurance satisfactory to Del Monte that such failure will not recur following the completion of the implementation of the procedures; and

            (v) Report. Keep the Del Monte Representative apprised of the status and efficacy of the remedial efforts being undertaken by EDS to correct such problem.

        (b) Meeting. If, after pursuing avenues to address Del Monte's concerns about the standard of service being provided by EDS remains, then the Del Monte Representative may request a meeting with senior executives of EDS to discuss such concerns. The meeting shall be held at Del Monte's headquarters at a mutually convenient time on a day that is not more than ten (10) business days following the day on which the request for the meeting is made by Del Monte. Notwithstanding the foregoing, if EDS's performance fails to meet the applicable Services Levels, then at any time during the Term, Del Monte may seek all remedies available to it in under the terms of this Agreement

5.06 Service Level Failures.

        In the event of a repeated failure to provide the Services in accordance with the applicable Service Levels, Del Monte will request a meeting with senior executives of EDS. The meeting shall be held at Del Monte's headquarters at a mutually convenient time on a day that is not more than ten (10) business days following the day on which the request for the meeting is made by Del Monte. EDS will thereafter have thirty (30) days to resolve the Service issue. If the Service failure thereafter still exists, EDS and Del Monte will negotiate in good faith to provide Del Monte with an appropriate financial or other adjustment for not delivering the Service acceptably in addition to such other remedies available to it under the terms of this Agreement.

                         ARTICLE VI. SERVICE LOCATIONS

6.01 Facilities.

        The Services will be provided to Del Monte from (a) the Del Monte locations as agreed to from time to time (the "DEL MONTE SERVICE LOCATIONS"),
(b) the EDS locations as listed on Schedule D, and such additional locations as agreed to from time to time or as operational necessities dictate (the "EDS SERVICE LOCATIONS") and (c) any other location for which EDS has received Del Monte's written consent (together with the Del Monte Service Locations and EDS Service Locations, the "SERVICE LOCATIONS" listed on Schedule D). Any incremental expenses incurred as a result of a relocation to, or use of, any location other than the locations set forth on Schedule D will, be paid by the party requesting the change unless otherwise agreed. EDS may not provide or market any services to a third party from a Del Monte Service Location without Del Monte's written consent, to be given in Del Monte's sole discretion.

6.02 Safety and Security Procedures.

        EDS will maintain and enforce at the EDS Service Locations safety and security procedures that are at least equal to the most stringent of the following: (a) best practices for locations similar to the EDS Service Locations; (b) SAS 70 standards; (c)those procedures applicable to the Del Monte Service Locations, as amended by Del Monte from time to time during the Term; and (d) any higher standard otherwise agreed upon by the Parties. EDS will comply with the safety and security procedures that are applicable to the Del Monte Service Locations. EDS will, at EDS's expense, provide the results of an annual SAS 70 security audit to Del Monte.

6.03 Data Security.

        EDS will (a) establish and maintain environmental, security, and other safeguards against the destruction, loss or alteration of Del Monte Data in the possession of EDS and during the electronic transmission, storage and shipping thereof (the "DATA SAFEGUARDS") that will comply with industry standard practices or as may be required by laws and (b) provide dedicated shared storage devices for Del Monte data secured against any shared access with the data of any EDS's data or data of EDS's other customers. EDS will revise and maintain the Data Safeguards at Del Monte's request. In the event EDS intends to implement a change to the Data Safeguards (including pursuant to Del Monte's request), EDS will notify Del Monte and, upon Del Monte's consent, implement such change. In the event EDS discovers or is notified of a breach or potential breach of security relating to Del Monte data, EDS will immediately notify the Del Monte Representative of such breach or potential breach and, if the applicable Del Monte data was in the possession of EDS at the time of such breach or potential breach, EDS will investigate and remediate the effects of the breach or potential breach and provide Del Monte with assurance satisfactory to Del Monte that such breach or potential breach will not recur.

6.04 Security Relating to Competitors and other Interested Parties.

        EDS shall use commercially reasonable efforts to protect all Del Monte proprietary information in its possession from being accessed by or made available to a competitor or other interested party. EDS shall comply with applicable privacy laws, privacy guidelines and the Del Monte Privacy Policy with respect to information (including consumer and customer information) in its possession as a result of providing the Services.

6.05 Use of Del Monte Service Locations.

        (a) Except as expressly provided in this Agreement, EDS will use the Del Monte Service Locations for the sole and exclusive purpose of providing the Services.

Use of such facilities by EDS does not constitute a leasehold interest in favor of EDS or any of EDS's customers.

        (b) EDS will use the Del Monte Service Locations in an efficient manner. To the extent that EDS operates the space in a manner that unnecessarily increases facility costs incurred by Del Monte, Del Monte reserves the right to set-off the excess utility costs of such practices. Prior to setting-off such excess costs, Del Monte will notify EDS of its awareness of the inefficient use as soon as it reasonably can and provide EDS an opportunity to cure the situation.

        (c) EDS will keep the Del Monte Service Locations in good order, not commit or permit waste or damage to such facilities, not use such facilities for any unlawful purpose or act and comply with all of Del Monte's standard and site-specific policies and procedures as in effect from time to time, including procedures for the physical security of the Del Monte Service Locations.

        (d) EDS will permit Del Monte personnel and agents to enter into those portions of the Del Monte Service Locations occupied by EDS's staff at any time to perform facilities-related services.

        (e) EDS will not make any improvements or changes involving structural, mechanical or electrical alterations to the Del Monte Service Locations without Del Monte's prior written consent. Any additions, improvements or changes made by EDS will be deemed the property of Del Monte without further consideration.

        (f) In the event that Del Monte sells, divests or experiences another change regarding a Del Monte Service Location, Del Monte will provide reasonable assistance to EDS in transitioning to alternate facilities, if needed, provided that Del Monte will have the option to provide an alternate Del Monte Service Location.

        g) When the Del Monte Service Locations are no longer required for performance of the Services, EDS will return such locations to Del Monte in substantially the same condition as when EDS began using such locations, ordinary wear and tear excepted.

        (h) In the event that a Lessor to Del Monte of Del Monte Service Locations requires acceptance of additional use conditions, EDS agrees to cooperate with Del Monte in good faith to accommodate such use conditions.

                         ARTICLE VII. DEL MONTE'S ROLE

7.01 Del Monte Responsibilities.

        During the term of this Agreement and in connection with EDS' performance of its obligations hereunder, Del Monte will, at its own cost and expense, have the obligations, and retain the responsibilities, set forth in this Agreement. Del Monte acknowledges and agrees that EDS' ability to perform the Services in accordance with this Agreement might be affected by Del Monte's timely performance of those obligations assigned to Del Monte hereunder.

7.02 Access to Del Monte Facilities and Infrastructure.

        Del Monte shall, throughout the Term, provide to EDS personnel assigned to perform Services at Del Monte Service Locations, adequate access to facilities, use of Del Monte's voice system and basic office infrastructure and services.

7.03 Access to Del Monte Equipment.

        During the term of this Agreement, Del Monte will allow, or will obtain the right to allow, EDS (and any subcontractors of EDS engaged in accordance with this Agreement) to Access (as defined below) at no charge any equipment owned or leased by Del Monte that is reasonably necessary for EDS to perform Services hereunder (the "DEL MONTE EQUIPMENT"). For purposes of this Agreement, the term "ACCESS" means the enjoyment of physical and legal use and operation of a specified item of property in order for EDS to perform the Services. EDS agrees that it will use the Del Monte Equipment leased by Del Monte in a manner consistent with the terms and conditions of such lease.

7.04 Use of Del Monte Software and Del Monte-Vendor Software.

        During the term of this Agreement, Del Monte will allow, or will obtain the right to allow, EDS (and any subcontractors of EDS engaged in accordance with this Agreement) to Access at no charge to EDS (a) the Del Monte Software and (b) subject to Del Monte having obtained any required consents, the Del Monte-Vendor Software. Del Monte will pay all costs and expenses with respect to the Del Monte Software and the Del Monte-Vendor Software. Del Monte represents and warrants to EDS that (a) it is not (and, to its knowledge, the licensor is not) in default in any material respect under any of the licenses applicable to the Del Monte-Vendor Software and (b) Del Monte has delivered, or will deliver, to EDS complete copies of those license terms and conditions relating to the use and operation of the Del Monte-Vendor Software (including all amendments thereto) as in effect on the Effective Date. EDS covenants that it will use the Del Monte-Vendor Software in a manner consistent with such terms and conditions.

7.05 Additional Items of Property.

        If any additional items of property, whether in the form of equipment, software and upgrades thereto or otherwise, are required by EDS to perform the Services or otherwise to meet its obligations hereunder, and such items of property are not the responsibility of EDS to provide under this Agreement, EDS will inform Del Monte and Del Monte will obtain such additional items (if in Del Monte's reasonable view the acquisition is warranted) and will provide them at Del Monte's expense or on such other terms and conditions as the Parties mutually agree and if Del Monte acquires any additional items of property for use in Del Monte's information technology environment, whether in addition to or in replacement of any then existing property, and EDS reasonably contemplates an adverse impact on Service Levels due to Del Monte's not approving an acquisition proposed by EDS, or Del Monte's acquisition of additional items of property, EDS will use commercially reasonable efforts to mitigate such adverse impact on the Service Levels and the Parties will discuss in good faith appropriate adjustments to Service Levels, if any.

7.06 Consents; Further Assurances.

        EDS will work with and assist Del Monte in Del Monte's efforts to obtain such consents as are required for the transactions contemplated by this Article VII, with Del

Monte paying such transfer, upgrade or other fees as are necessary to obtain a required consent. Del Monte will provide EDS with written evidence of such consents upon Del Monte's receipt thereof, if EDS has not otherwise received satisfactory evidence thereof. If a required consent is not obtained, (a) unless and until such required consent is obtained, EDS will determine and adopt, subject to Del Monte's prior written consent, such alternative approaches as are necessary and sufficient to perform the Services without such required consent and (b) the Parties will mutually agree in writing on any appropriate adjustments to this Agreement, whether with respect to the scope of the Services, the Service Levels, EDS' charges or otherwise. In addition, EDS and Del Monte agree to execute and deliver such other instruments and documents as either Party reasonably requests to evidence or effect the transactions contemplated by this Article VII.

                      ARTICLE VIII. MAINTENANCE CONTRACTS

8.01 EDS Management of Del Monte-Vendor Software and other Information Technology related maintenance contracts.

        Subject to Del Monte having obtained any required consents, Del Monte will designate EDS as Del Monte's representative for purposes of obtaining maintenance support pursuant to the terms of Del Monte-Vendor Software and other information technology related maintenance contracts ("MAINTENANCE CONTRACTS").

8.02 Notification.

        EDS shall promptly notify Del Monte of any breach of, or misuse or fraud in connection with, any maintenance contracts of which EDS becomes aware and shall cooperate with Del Monte to prevent or stay any such breach, misuse or fraud. EDS shall not be liable for failures by third parties to perform in accordance with the applicable Maintenance Contract requirements except to the extent such failure is attributable to EDS's failure to properly perform management services hereunder.

             ARTICLE IX. REPRESENTATIONS, WARRANTIES AND COVENANTS

9.01 Warranties.

        (a) By EDS. EDS warrants that:

            (i) EDS Corporation is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and EIS is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware;

            (ii) EDS is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on EDS's ability to fulfill its obligations under this Agreement;

            (iii) EDS is in compliance as of the Effective Date with all Laws applicable to EDS's obligations under this Agreement and has obtained all applicable permits and licenses required of EDS in connection with its obligations under this Agreement, provided that nothing in this paragraph shall be deemed to make any warranty with respect to intellectual property laws, permits, or licenses;

            (iv) there is no outstanding litigation or arbitrated matter to which EDS is a party that, if decided unfavorably to EDS, would reasonably be expected to have a material adverse effect on EDS's ability to fulfill its obligations under this Agreement; and

            (v) for a period of 180 days following acceptance of any Developed Software (as defined in Article X) in accordance with the approval procedures adopted by the Parties each item of Developed Software will conform in all material respects to the written technical specifications agreed to by the Parties in accordance with the software development methodologies adopted by the Parties. As soon as reasonably practicable after discovery by Del Monte or EDS of a failure of the Developed Software to so conform (a "NONCONFORMANCE"), Del Monte or EDS, as applicable, will deliver to the other a statement and supporting documentation describing in reasonable detail the alleged Nonconformance. If EDS confirms that there is a Nonconformance, then EDS will use commercially reasonable efforts to correct such Nonconformance as requested by Del Monte. The methods and techniques for correcting Nonconformances will be at the sole discretion of EDS. The foregoing warranty will not extend to any Nonconformances caused (A) by any change or modification to software without EDS' prior written consent or (B) by Del Monte operating software otherwise than
(1) in accordance with the applicable documentation, (2) for the purpose for which it was designed or (3) on hardware not recommended, supplied or approved in writing by EDS. Furthermore, if, after undertaking commercially reasonable efforts to remedy a breach by EDS of the foregoing warranty, EDS, in the exercise of its reasonable business judgment, determines that any repair, adjustment, modification or replacement is not feasible, or if the Developed Software subsequent to all repairs, adjustments, modifications and replacements continues to fail to meet the foregoing warranty, then Del Monte will return the Developed Software to EDS and EDS will credit to Del Monte, in a manner and on a schedule agreed to by the Parties and as Del Monte's sole and exclusive remedy for such failure, an amount equal to the charges actually paid by Del Monte to EDS for the Developed Software that has failed to meet the foregoing warranty. Notwithstanding the other provisions of this Section 9.01, upon the written request of Del Monte, EDS will use commercially reasonable efforts to correct an alleged Nonconformance for which EDS is not otherwise responsible hereunder because it is caused or contributed to by one of the factors listed above.

        (b) By Del Monte. Del Monte warrants:

            (i) Del Monte is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York;

            (ii) Del Monte is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Del Monte's ability to fulfill its obligations under this Agreement;

            (iii) Del Monte has obtained all applicable permits and licenses required of Del Monte in connection with its obligations under this Agreement; and

        (c) Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN
SECTION 9.01, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THOSE REGARDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR RESULTS TO BE DERIVED FROM THE USE OF ANY INFORMATION TECHNOLOGY SERVICES, SOFTWARE, HARDWARE, OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT, OR THAT THE OPERATION OF ANY SUCH SERVICES, SOFTWARE, HARDWARE OR OTHER MATERIALS WILL BE UNINTERRUPTED OR ERROR FREE.

9.02 Covenants.

        (a) By EDS. Without limitation of any of EDS's other representations, warranties and covenants, EDS covenants and agrees with Del Monte that during the Term and the Termination Assistance Period:

            (i) in addition to meeting or exceeding all Service Levels, EDS will at all times render the Services promptly and diligently and perform in a professional and workmanlike manner consistent with high standards in the industry;

            (ii) all Services will be performed consistent with the specifications and conditions set forth in this Agreement or any attachment thereto;

            (iii) EDS will at all times use qualified individuals with suitable training, education, competence and skill to perform the Services;

            (iv) EDS will comply with all laws applicable to EDS and will obtain all applicable permits and licenses required of EDS in connection with its obligations under this Agreement, provided that nothing in this paragraph shall be applicable to intellectual property or intellectual property laws, permits, or licenses (subject to EDS' obligations set forth in Section 15.01);

            (v) EDS will use commercially reasonable efforts to prevent any viruses or similar items from being coded or introduced into the Systems and, in the event a virus or similar item is found to have been introduced into the Systems, EDS will use commercially reasonable efforts to assist Del Monte in reducing the effects of the virus or similar item and, if the virus or similar item causes a loss of operational efficiency or loss of data, to assist Del Monte Entities to the same extent to mitigate and restore such losses; and

            (vi) without the consent of Del Monte, EDS will not knowingly and intentionally insert into the Software used to provide the Services any code that would have the effect of disabling or otherwise shutting down all or any portion of the Services. EDS further covenants that, with respect to any disabling code that may be part of the Software used to provide the Services, EDS will not knowingly and intentionally invoke such disabling code at any time, including upon expiration or termination of this Agreement, without Del Monte's consent.

            (vii) EDS will pass through to Del Monte any rights it obtains under warranties and indemnities given by its third party subcontractors or suppliers in connection with any services, software, equipment or other products provided by EDS pursuant to this Agreement to the extent permitted by the applicable subcontractors or suppliers. If pass-through warranties and indemnities reasonably acceptable to Del Monte are not available from a particular subcontractor or supplier, EDS will discuss the matter with Del Monte prior to engaging the particular subcontractor or supplier, and the Parties will mutually determine to either accept the terms available from such subcontractor or supplier, in which case EDS will enforce the applicable warranty or indemnity on behalf of Del Monte as provided below, or deal with another vendor of comparable services, software, equipment or other products that will provide warranties and indemnities reasonably acceptable to Del Monte. In the event of a third party software or equipment nonconformance, EDS will coordinate with, and be the point of contact for resolution of the problem through, the applicable vendor and, upon becoming aware of a problem, will notify such vendor and will use commercially reasonable efforts to cause such vendor to promptly repair or replace the nonconforming item in accordance with such vendor's warranty. If any warranties or indemnities may not be passed through, EDS agrees that it will, upon the request of Del Monte, take reasonable action to enforce any applicable warranty or indemnity that is enforceable by EDS in its own name. However, EDS will have no obligation to resort to litigation or other formal dispute resolution procedures to enforce any such warranty or indemnity unless EDS chooses to do so and Del Monte agrees to reimburse EDS for all costs and expenses incurred in connection therewith, including reasonable attorneys' fees and expenses.

        (b) By Del Monte. Del Monte covenants and agrees with EDS that during the Term and the Termination Assistance Period:

            (i) Del Monte will comply with all laws applicable to Del Monte's receipt of the Services and, except as otherwise provided in this Agreement, will obtain all applicable permits and licenses required of Del Monte in connection with its obligations under this Agreement.

                          ARTICLE X. PROPRIETARY RIGHTS

10.01 Definitions.

        For purposes of this Agreement:

        (a) "EDS SOFTWARE" means any Software that is owned or developed by or on behalf of EDS before the Effective Date and any Software that is acquired or developed by or on behalf of EDS after the Effective Date without reference to or use of the intellectual property of Del Monte (but excluding Developed Software).

        (b) "EDS-VENDOR SOFTWARE" means any Software that is proprietary to any party other than EDS or Del Monte and is licensed to EDS.

        (c) "DEL MONTE SOFTWARE" means any Software that is owned or developed by or on behalf of Del Monte before the Effective Date and any Software that is acquired or developed by or on behalf of Del Monte after the Effective Date without reference to or use of the intellectual property of EDS.

        (d) "DEL MONTE-VENDOR SOFTWARE" means any Software that is proprietary to any party other than Del Monte or EDS and is licensed to Del Monte.

        (e) "DEVELOPED SOFTWARE" means any Software that is developed and delivered by EDS under this Agreement, and paid for by Del Monte, including any Software Changes made by EDS to Del Monte Software or Del Monte-Vendor Software as part of the Services, but excluding (i) any Software Changes made by EDS to EDS Software or EDS-Vendor Software, (ii) any EDS Software or EDS Development Tools that are used in developing, modifying or enhancing any Developed Software hereunder and (iii) any Residual Technology.

        (f) "OTHER DELIVERABLES" means those tangible, viewable items other than Software that are developed and delivered by EDS under this Agreement, and paid for by Del Monte.

        (g) "EDS DEVELOPMENT TOOLS" means all know-how, intellectual property, methodologies, processes, technologies, algorithms, software tools or development tools used in performing the Services that (i) are based on trade secrets or proprietary information of EDS, (ii) are developed or created by or on behalf of EDS without reference to or use of the intellectual property of Del Monte or (iii) are otherwise owned or licensed by EDS.

        (h) "RESIDUAL TECHNOLOGY" means the ideas, concepts, methodologies, processes and know-how that are developed or created by EDS in the course of performing the Services and may be retained by EDS' employees in intangible form.

        (i) "SOFTWARE," as used in the terms that are defined in this Section 10.01, means computer programs, together with input and output formats, source and object codes, program listings, data models, flow charts, outlines, narrative descriptions, operating instructions and supporting documentation, and includes the tangible media upon which such programs and documentation are recorded, including all authorized reproductions of such programs. Except as otherwise expressly provided in this Agreement, Software includes any corrections, enhancements, translations, modifications, updates, new releases, new versions and other changes thereof or thereto (collectively, "SOFTWARE CHANGES").

10.02 EDS Software.

        All rights, title and interest in and to the EDS Software (including all Software Changes made thereto) will be and remain EDS' property, and Del Monte will have no rights or interest therein. EDS will, where possible, grant to Del Monte a perpetual, irrevocable (subject to compliance with the applicable license), nontransferable, nonexclusive license to use, after the expiration or termination of this Agreement, the object code form of any application software programs, including existing documentation, of the EDS Software (if any) then being used by EDS in performing the Services, including those items of EDS Software being used at one or more EDS data centers as part of the Services, as may be reasonably necessary for Del Monte's continued use of Del Monte Software, Del Monte Vendor Software and any other Software to which Del Monte has continuing rights, solely for the purpose of Del Monte (or the third party provider assuming the obligations of EDS hereunder) performing the information and technology systems services previously performed by EDS hereunder (the "LICENSED PROGRAMS), subject to EDS and Del Monte entering into an agreement containing terms and conditions including pricing that may be appropriate. Notwithstanding anything to the contrary in this Agreement, such license will not include the right to use any Software Changes with respect to the EDS Software other than those in use at the time the license is granted.

10.03 EDS-Vendor Software.

        All rights, title and interest in and to the EDS-Vendor Software, will be and remain the property of the applicable third party vendor(s) and, as between EDS and Del Monte, all Software Changes made by EDS thereto will be owned by EDS. EDS will obtain all consents necessary to permit EDS (and any subcontractors of EDS engaged in accordance with this Agreement) to Access the EDS-Vendor Software in connection with the performance of the Services and will pay all costs and expenses associated therewith. During the term of this Agreement, EDS will pay all required license, installation, maintenance and upgrade fees with respect to the EDS-Vendor Software.

10.04 Del Monte Software.

        All rights, title and interest in and to the Del Monte Software (excluding any Software Changes made by EDS thereto as part of the Services), will be and remain Del Monte's property. With respect to Software Changes to Del Monte Software made by EDS as part of the Services, EDS agrees to assign, conditioned upon payment by Del Monte of the Fee for the underlying Service, its entire right, title, and interest in and to the copyright in and to all Software Changes to Del Monte. Other intellectual property rights of EDS with respect to such Software Changes shall be licensed to Del Monte at no additional cost as set forth below. Del Monte will make available the Del Monte Software to EDS in such form and on such media as EDS may reasonably request, together with appropriate documentation and Del Monte hereby grants to EDS (and its subcontractors, affiliates, and agents) a limited, world-wide, royalty-free, nonexclusive license, during the Term, to use such Del Monte Software and any other items provided by Del Monte hereunder for the sole benefit of Del Monte.

10.05 Del Monte-Vendor Software.

        All rights, title and interest in and to the Del Monte-Vendor Software (excluding any Software Changes made by EDS thereto as part of the Services), will be and remain the property of the applicable third party vendor(s). With respect to Software Changes to Del Monte-Vendor Software made by EDS as part of the Services, EDS agrees to assign, conditioned upon payment by Del Monte of the Fee for the underlying Service, its entire right, title, and interest in and to the copyright in and to all Software Changes to Del Monte-Vendor Software. Other intellectual property rights of EDS with respect to such Software

Changes shall be licensed to Del Monte at no additional cost as set forth below. Del Monte will make available the Del Monte-Vendor Software to EDS in such form and on such media as EDS may reasonably request and Del Monte hereby grants to EDS (and its subcontractors, affiliates, and agents) a limited, worldwide, royalty free, non-exclusive license, during the Term, to use such Del Monte-Vendor Software for the sole benefit of Del Monte, according to the terms of the Vendor.

10.06 Developed Software and Other Deliverables.

        Del Monte will own the copyright in and to all Developed Software and Other Deliverables. Conditioned upon payment by Del Monte of the Fee for the underlying Service, EDS will assign to Del Monte its entire right, title, and interest in and to the copyright in and to all Developed Software. Del Monte hereby grants to EDS (and any subcontractors, affiliates, or agents of EDS) a worldwide, paid-up, royalty-free, nontransferable except as permitted under this Agreement, nonexclusive license during the term of this Agreement to use, copy, maintain, modify, enhance, create derivative works of, or otherwise exploit the Developed Software solely to perform the Services for Del Monte. If any EDS Software, EDS-Vendor Software, EDS Development Tools, and/or pre-existing EDS copyrighted materials are embedded in such Developed Software, Software Changes to Del Monte-Vendor Software, Software Changes to Del Monte Software, or Other Deliverables, EDS hereby grants to Del Monte a perpetual, irrevocable, worldwide, paid-up, royalty-free, nontransferable (except as expressly permitted under this Agreement), nonexclusive license, to use, reproduce, modify, create derivative works of, display, and perform, by all means now known or later developed, such embedded EDS Software, EDS-Vendor Software (to the extent provided in the applicable license of such Software to EDS on a royalty free basis), EDS Development Tools, and/or pre-existing EDS copyrighted materials solely in connection with Del Monte's internal use and internal exploitation of such Developed Software, Software Changes to Del Monte-Vendor Software, Software Changes to Del Monte Software, or Other Deliverables, and only so long as such EDS Software, EDS-Vendor Software, EDS Development Tools, and/or pre-existing EDS copyrighted materials remain embedded in such Developed Software and are not separated therefrom.

10.07 EDS Development Tools; Residual Technology.

        Notwithstanding anything to the contrary in this Agreement, EDS will retain all right, title and interest in and to, and will be free to use, (a) the EDS Development Tools and (b) subject to the confidentiality obligations set forth in Section 11.03, the Residual Technology. The Parties acknowledge and agree that EDS' right, title and interest in and to the Residual Technology constitute substantial rights in the technology developed as a result of the Services performed under this Agreement. No licenses will be deemed to have been granted by either Party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this Agreement. Nothing in this Agreement will require EDS or Del Monte to violate the proprietary rights of any third party in any software or otherwise.

10.08 Further Assurances.

        EDS and Del Monte agree to execute and deliver such other instruments and documents as either Party reasonably requests to evidence or effect the transactions contemplated by this Article X. The provisions of this Article X will survive the expiration or termination of this Agreement for any reason.

               ARTICLE XI. DATA, CONFIDENTIALITY AND AUDIT RIGHTS

11.01 Data of Del Monte.

        (a) Certain Obligations. "DEL MONTE DATA" means information relating to Del Monte or its customers. Del Monte Data is confidential, will be subject to
Section 11.03 and will be and remain the property of Del Monte. EDS (and any subcontractors of EDS engaged in accordance with this Agreement) is hereby authorized to have access to and to make use of the Del Monte Data for the Term of this Agreement as is appropriate for the performance by EDS of its obligations hereunder. Upon expiration or termination of this Agreement for any reason, subject to any record retention requirements of EDS, EDS will, at EDS' expense, return to Del Monte all of the Del Monte Data in EDS' possession and in EDS' then existing machine-readable format and media. EDS will not use the Del Monte Data for any purpose other than providing the Services. At no time shall any of the computer or other files or other materials or information containing Del Monte Data be stored or held in a form or manner not reasonably accessible to Del Monte through the Del Monte Representative. Subject to restrictions contained in any relevant contracts, EDS shall provide the Del Monte Representative or such other person or persons as may be designated in writing by Del Monte all such files and other materials promptly upon the reasonable request of Del Monte, including hardware and software keys and such information as to format encryption (if any) and any other specification or information necessary for Del Monte to retrieve, read, revise and/or maintain such files and information.

        (b) Safeguards. EDS will maintain safeguards against the destruction, loss or alteration of the Del Monte Data in the possession of EDS. EDS will maintain safeguards that are no less rigorous than those maintained by EDS for its own information of a similar nature. Del Monte will have the right to establish backup security for the Del Monte Data and to keep backup data and data files in its possession if it so chooses, provided, however, that EDS will have access to such backup data and data files as is reasonably required by EDS.

        (c) Restricted Access. EDS Personnel shall not attempt to access, or allow access to, any data, files or programs to which they are not entitled under this Agreement. If such Access is attained, EDS shall immediately report the incident to the Del Monte Representative, describe in detail any accessed materials and the method of access and, upon request, provide to the Del Monte Representative copies of any accessed materials.

        (d) Security System. EDS shall institute reasonable system security measures to guard against the unauthorized access, alteration or destruction of software and Del Monte Data. Such measures shall include, when possible, the installation of software that (i) requires all users to enter a user identification code and password prior to gaining access to the system, (ii) controls and tracks the addition and deletion of users, and (iii) controls user access to areas and features of the system.

        (e) Loss of Data. If any Del Monte Data is lost or damaged due to EDS' failure to perform Services as required under this Agreement, EDS shall use commercially reasonable efforts to replace or regenerate such lost or damaged Del Monte Data without charge or expense to Del Monte and shall not require Del Monte to pay for any resource usage from the replacement or regeneration of such lost or damaged data.

11.02 Privacy Laws.

        The Parties acknowledge and agree that Del Monte will be and remain the controller of the Del Monte Data for purposes of all applicable laws relating to data privacy, trans-border data flow and data protection (collectively, the "PRIVACY LAWS"), and nothing in this Agreement will restrict or limit in any way Del Monte's rights or obligations as owner and/or controller of the Del Monte Data for such purposes. The Parties also acknowledge and agree that EDS may have certain responsibilities prescribed by applicable Privacy Laws as a processor of the Del Monte Data, and EDS hereby acknowledges such responsibilities to the extent required thereby for processors of data and agrees that such responsibilities will be considered as a part of the Services to be provided by EDS under this Agreement, provided, however, that if the Privacy Laws to which the activities contemplated by this Agreement are subject are modified, then EDS will continue to comply with such Privacy Laws, as so modified, but to the extent that such modifications expand the scope of the activities previously undertaken by EDS pursuant to this Section 11.02, EDS will, at Del Monte's reasonable request, provide such additional activities in accordance with
Section 4.04.

11.03 Confidentiality.

        (a) Scope of Obligation. Except as otherwise expressly provided in this Agreement, EDS and Del Monte each agrees that (i) all information communicated to it by the other and identified as confidential, whether before or after the Effective Date, (ii) all information identified as confidential to which it has access in connection with the Services, whether before or after the Effective Date, and (iii) this Agreement and the Parties' rights and obligations hereunder, will be and will be deemed to have been received in confidence and will be used only for purposes of this Agreement, and each of EDS and Del Monte agrees to use the same means as it uses to protect its own confidential information, but in no event less than reasonable means, to prevent the disclosure and to protect the confidentiality thereof. No such information will be disclosed by the recipient Party without the prior written consent of the other Party, provided, however, that each Party may disclose this Agreement and the other Party's confidential information to those of the recipient Party's attorneys, auditors, insurers (if applicable), subcontractors and full time employees to the extent they have a need to have access to such information in connection with their employment (or engagement, if applicable) by the recipient Party, so long as the recipient Party requires, in the case of its attorneys, auditors, insurers and subcontractors that each of them execute a confidentiality agreement containing terms and conditions no less restrictive than those set forth in this Section 11.03 and advises, in the case of its employees, each such employee of the confidentiality obligations set forth in this Section 11.03. In any event, compliance by each of the persons referenced in the preceding sentence with the confidentiality obligations set forth in this
Section 11.03 will remain the responsibility of the Party employing or engaging such persons.

        (b) Exceptions. The foregoing will not prevent either Party from disclosing information that belongs to such Party or (i) is already known by the recipient Party without an obligation of confidentiality other than under this Agreement, (ii) is publicly known or becomes publicly known through no unauthorized act of the recipient Party, (iii) is rightfully received from a third party or (iv) is independently developed without use of the other Party's confidential information. If confidential information is required to be disclosed pursuant to a requirement of a governmental authority, such confidential information may be disclosed pursuant to such requirement so long as the Party required to disclose the confidential information, to the extent possible, provides the other Party with timely prior notice of such requirement and coordinates with such other Party in an effort to limit the nature and scope of such required disclosure, provided, however, that in the event of a tax audit, (A) notice of a disclosure requirement in connection therewith will not be given and (B) the Parties will use commercially reasonable efforts to ensure that any confidential information that is subject to a valid request for delivery of a copy of such information (including a copy of this Agreement) to the taxing authority is not subject to further disclosure by it (such as by marking such information as a trade secret). If confidential information is required to be disclosed in connection with the conduct of any mediation or arbitration proceeding carried out pursuant to Article XIII, such confidential information may be disclosed pursuant to and in accordance with the approval and at the direction of the mediator or arbitrator, as the case may be, conducting such proceeding. Upon written request of the disclosing Party at the expiration or termination of this Agreement for any reason, all such documented confidential information (and all copies thereof) of the disclosing Party will be returned to the disclosing Party or will be destroyed, with written certification thereof being given to the disclosing Party. The provisions of this Section 11.03 will survive the expiration or termination of this Agreement for any reason.

11.04 Audit Rights.

        (a) General. Employees of Del Monte and its auditors who are from time to time designated by Del Monte and who agree in writing to the security and confidentiality obligations and procedures reasonably required by EDS will be provided with reasonable access to any facility at which the Services are being performed to enable them to conduct audits of EDS' performance of the Services and other matters relevant to this Agreement, including (i) verifying the accuracy of EDS' charges to Del Monte and (ii) verifying that the Services are being provided in accordance with this Agreement, including any Service Levels. Any audit of EDS' pricing methodology will be conducted by an independent audit firm acceptable to EDS. EDS will retain documentation supporting the pricing methodology used to develop the pricing noted in this Agreement and any subsequent revisions thereof.

        (b) Procedures. Such audits will be conducted during reasonable business hours, and with the frequency deemed reasonably necessary or appropriate by Del Monte. Del Monte will provide EDS with prior written notice of an audit. EDS will cooperate in the audit, will make the information reasonably required to conduct the audit available on a timely basis and will assist the designated employees of Del Monte or its auditors as reasonably necessary. If Del Monte requests resources beyond those resources then assigned to the Account Team who are able to provide reasonable assistance of a routine nature in connection with such audit, such resources will be provided at Del Monte's expense. EDS will retain records that support EDS' performance of the Services and other matters relevant to this Agreement in accordance with EDS' retention guidelines. Notwithstanding anything to the contrary in this Agreement, EDS will not be required to provide access to the proprietary data of EDS or other EDS customers. All information learned or exchanged in connection with the conduct of an audit, as well as the results of any audit, is confidential and will be subject to Section 11.03.

        (c) Results. Following an audit, Del Monte will conduct an exit conference with EDS to discuss issues identified in the audit that pertain to EDS, and Del Monte will give EDS a copy of any portion of the audit report pertaining to EDS. The Parties will review each EDS audit issue and will determine (i) what, if any, actions will be taken in response to such audit issues, when and by whom and (ii) which Party will be responsible for the cost of taking the actions necessary to resolve such issues. Any such determination will be based on the following criteria: (A) the Party that owns the original deficiency; and (B) the Party that has contractual responsibility for the improvement of internal controls. EDS will not be responsible for the cost of an audit, except to the extent the audit expenses are incurred in connection with a material deficiency in EDS's delivery of Services, or otherwise agreed to in writing by the Parties.

                             ARTICLE XII. PAYMENTS

12.01 Charges for EDS Services.

        In consideration for the performance of the Services, Del Monte will pay to EDS the charges set forth in Schedule E (the "SERVICES FEES") plus Del Monte responsible taxes. EDS will invoice Del Monte for such Services Fees on a monthly basis on the 15th day of each month, with each invoice setting forth the charges related to that month. To the extent actual information is not available, EDS shall utilize a reasonable estimate and adjust the estimate to actual on the next monthly invoice.

12.02 Out-of-Pocket Expenses.

        Del Monte will pay, or reimburse EDS for, the reasonable, out-of-pocket expenses, including travel and travel-related expenses incurred by EDS in connection with EDS' activities requested by Del Monte and not within the general scope of the Services, plus Del Monte responsible taxes, provided that Del Monte approved such out-of-pocket expenses in writing. EDS will invoice for all such out-of-pocket expenses, on the EDS monthly invoice with appropriate details.

12.03 Time of Payment.

        Except as otherwise expressly provided in this Agreement, any amount due to EDS under this Agreement and not disputed in good faith by Del Monte (as provided below) will be due and payable on the 30th day following date of the invoice from EDS therefor. All amounts will be payable to EDS in accordance with payment instructions provided by EDS from time to time, so as in each case to constitute immediately available funds by 12 noon, Plano, Texas time, on the payment date no matter what the method of payment. Any amount not paid when due will bear interest until paid at a rate of interest equal to the lesser of (a) the prime rate established from time to time by Citibank of New

York plus one and one-half percent or (b) the maximum rate of interest allowed by applicable law.

12.04 Disputed Amounts.

        If any portion of an amount due to EDS under this Agreement is subject to a bona fide dispute between the Parties, Del Monte will pay to EDS on the date such amount is due all amounts not disputed in good faith by Del Monte. Within thirty (30) days of Del Monte's receipt of the invoice on which a disputed amount appears, Del Monte will notify EDS in writing of the specific items in dispute, will describe in detail Del Monte's reason for disputing each such item and will deposit such disputed amount into a mutually agreed escrow account. Within ten (10) days of EDS' receipt of such notice, the Parties will negotiate in good faith pursuant to the provisions of Article XIII to reach settlement on any items that are the subject of such dispute.

12.05 Taxes.

        (a) Each Party will be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or non-transaction based gross receipts.

        (b) The Services Fees, all out-of-pocket expenses, and all termination fees, (collectively, "FEES") paid to EDS are inclusive of, and EDS will be responsible for, any applicable sales, use, gross receipts, excise, value-added, services, consumption, withholding or other taxes attributable to periods on or after the Effective Date based upon or measured by EDS's cost in acquiring equipment, materials, supplies or services used by EDS in performing the Services, including all personal property and sales or use taxes, if any, due on the EDS machines. In the event that a sales, use, excise, gross receipts or services tax is imposed, levied, or assessed on the provision of the Services by EDS to Del Monte or on EDS' charges to Del Monte under this Agreement, however levied or assessed, EDS shall add all such taxes to EDS's Fees and Del Monte shall pay or reimburse EDS. To the extent that any sales, use, gross receipts, excise, value-added or services tax is required by Law to be separately identified in EDS's billings to Del Monte, EDS will separately identify the tax.

        (c) Any taxes assessed, as determined by Del Monte, including a gross-up thereon, on the provision of the Services for a particular site resulting from EDS's relocating or rerouting the delivery of Services for EDS's convenience to, from or through a location other than the Service Location used to provide the Services as of the Effective Date will be EDS' responsibility; provided that, Del Monte may pay such taxes and Del Monte will receive a credit with respect to the Fees invoiced under this Agreement equal to such payments made pursuant to this subsection, provided, however, that such credit shall be net of other benefits received by Del Monte as reasonably agreed to by the Parties.

        (d) Del Monte and EDS will cooperate to segregate the Fees into the following separate payment streams: (i) those for taxable Services; (ii) those for non-taxable Services; and (iii) those for which EDS functions merely as a paying agent for Del Monte in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have previously been subject to tax. In addition, each of Del Monte and EDS will reasonably cooperate with the other to more accurately determine a Party's tax liability and to minimize such liability, to the extent legally permissible. Each of Del Monte and EDS will provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by a Party.

12.06 Cost and Quality Benchmarking.

        (a) Benchmarking. At Del Monte's request, the Parties may from time to time but not more frequently than once in any two (2) year period during the Term measure the quality and cost-effectiveness of the Services through the use of independent third party benchmarking services (each, a "BENCHMARK"). Comparisons will be to determine whether, the Services being delivered are comparable to similar price and service offerings of other information technology service providers, taking into account financial and operational risks, volume, term and any minimum commitments, similar geographies, complexities, services and service levels. The party used to perform the benchmarking services (the "BENCHMARKER") will be reasonably acceptable to both Parties, and will exclude any entity that is a competitor of either party, or that would be conflicted by its status as a corporate auditor of either Party. Agreement upon a Benchmarker shall be contingent upon such Benchmarker's agreement to such non-disclosure obligations as may be reasonably required by either Party. The fees and services charged by the Benchmarker shall be borne by Del Monte. EDS shall fully cooperate with such efforts, investigate unfavorable variances, and take corrective action as necessary.

        (b) Corrective Action for Quality. If the Benchmark shows that any individual Service quality is not in a mutually agreed position in the top half of the peer group used in the Benchmark, EDS shall take such corrective action as necessary to promptly bring the particular Service into a mutually agreed position in the top half within thirty (30) days from receipt of the Benchmark or such other time period as may otherwise be mutually agreed upon by the Parties. If the cost of EDS performing Services within a mutually agreed position in the top half of the Benchmark would exceed the then-current costs of providing such services , then the costs of such corrective action shall be the subject of good faith negotiations between the Parties.

        (c) Corrective Action for Charges. If the Benchmark shows that the charges paid by Del Monte to EDS for the Services are not in a mutually agreed position in the lowest half of the costs paid for Services by the peer group used in the Benchmark and the Parties in good faith agree that the Benchmark has fairly compared the EDS pricing to the peer group, then the Parties will negotiate in good faith an adjustment to the EDS charges so that Del Monte is placed within the mutually agreed position in the lowest 50% of the costs paid for Services by the peer group.

          ARTICLE XIII. DISPUTE ESCALATION, MEDIATION AND ARBITRATION

13.01 Dispute Escalation.

        Subject to Section 13.02 below, in the event of any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement, including without limitation disputes as to the creation, validity, interpretation, breach or termination of this Agreement (a "DISPUTE"), then upon the written request of either Party, each of the Parties will comply with the following procedures:

        (a) Meetings. Each Party will appoint a designate(s) whose task it will be to meet for the purpose of endeavoring to resolve the Dispute. The designated executives will meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue that the Parties believe to be appropriate and germane in connection with its resolution. Such executives will discuss the Dispute and will negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding relating thereto. The specific format for such discussions will be left to the discretion of the designated executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party. No formal proceedings for the resolution of the Dispute under Section 13.01(b) or (c) may be commenced until the earlier to occur of (i) a good faith mutual conclusion by the designated executives that amicable resolution through continued negotiation of the matter in issue does not appear likely or (ii) the 10th day after the initial request to negotiate the Dispute.

        (b) Mediation. Any Dispute that the Parties are unable to resolve through informal discussions or negotiations pursuant to Section 13.01(a) will be submitted to non-binding mediation, which will be held in San Francisco, California. The Parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association office located in the city in which the proceeding will take place, determined as set forth above (the "AAA"). If the Parties are unable to agree on the mediator within ten (10) days of the demand of either party for mediation, the AAA will select the mediator. Each Party will bear its own costs and expenses with respect to the mediation, including one-half of the fees and expenses of the mediator.

        (c) Arbitration. Any Dispute that the Parties are unable to resolve through mediation pursuant to Section 13.01(b) will be submitted to arbitration in accordance with the following procedures:

            (i) Demand for Arbitration; Location. Either Party may demand arbitration by giving the other Party written notice to such effect, which notice will describe, in reasonable detail, the facts and legal grounds forming the basis for the filing Party's request for relief and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by that Party. The arbitration will be held before one neutral arbitrator in San Francisco, California.

            (ii) Identification of Arbitrator. Within ten (10) days after the other Party's receipt of such demand, the Parties will mutually determine who the arbitrator will be. If the Parties are unable to agree on the arbitrator within that time period, the AAA will select the arbitrator. In any event, the arbitrator will have a background in, and knowledge of, the information technology services industry and will be an appropriate person based on the nature of the Dispute. If a person with such industry experience is not available, the arbitrator will be chosen from the large and complex case panel or, if an appropriate person is not available from such panel, the retired federal judges pool.

            (iii) Conduct of Arbitration. The Commercial Arbitration Rules of the AAA will govern the arbitration, except as expressly provided in this
Section 13.01(c). However, the arbitration will be administered by any organization mutually agreed to in writing by the Parties. If the Parties are unable to agree on the organization to administer the arbitration, it will be administered by the AAA under its procedures for large and complex cases.

            (iv) Scope of Discovery. Discovery will be limited to the request for and production of documents, depositions and interrogatories. Interrogatories will be allowed only as follows: a Party may request the other Party to identify by name, last known address and telephone number (A) all persons having knowledge of facts relevant to the Dispute and a brief description of that person's knowledge, (B) any experts who may be called as an expert witness, the subject matter about which the expert is expected to testify, the mental impressions and opinions held by the expert and the facts known by the expert (regardless of when the factual information was acquired) that relate to or form the basis for the mental impressions and opinions held by the expert and (C) any experts who have been used for consultation, but who are not expected to be called as an expert witness, if such consulting expert's opinions or impressions have been reviewed by an expert witness. All discovery will be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the Parties cannot agree will be submitted to the arbitrator for determination.

            (v) Authority of Arbitrator. The arbitrator will determine the rights and obligations of the Parties according to the laws of the State of California. The arbitrator will not have authority to award damages in excess of the amount or other than the types allowed by Section 15.02 and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

            (vi) Joinder of Parties. Each of EDS and Del Monte agree that it will use commercially reasonable efforts to join (and will allow the other Party to join) any third party that the Parties have agreed is indispensable to the arbitration. If any such third party does not agree to be joined, the arbitration will proceed nonetheless.

            (vii) Award. The decision of, and award rendered by, the arbitrator will be final and binding on the Parties. Upon the request of a Party, the arbitrator's award will include written findings of fact and conclusions of law. Judgment on the award may be entered in and enforced by any court of competent jurisdiction. Each Party will bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

13.02 Exclusive Remedy.

        Other than those matters involving injunctive or other extraordinary relief or any action necessary to enforce the award of the arbitrator, the Parties agree that the provisions of this Article XIII are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any



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Dispute or the provision of the Services by EDS. Nothing in this Article XIII prevents the Parties from exercising their rights to terminate this Agreement in accordance with Article XIV.

                            ARTICLE XIV. TERMINATION

14.01 Material Default.

        If either Party materially defaults in the performance of any of its duties or obligations under this Agreement (except for a default in payments to EDS hereunder, which will be governed by Section 14.02), which default is not substantially cured within thirty (30) days after written notice is given to the defaulting Party specifying such default or, with respect to those defaults that cannot reasonably be cured within thirty (30) days, should the defaulting Party fail to proceed within thirty (30) days to commence curing the default and thereafter to either cure the default or proceed with reasonable diligence to substantially cure the default within sixty (60) days, the Party not in default may, by giving written notice thereof to the defaulting Party, terminate this Agreement as of the date of receipt by the defaulting Party of such notice or as of a future date specified in such notice of termination. In the event of a termination for cause under this Section 14.01, the sole rights and obligations of the respective Parties shall be those set forth in Section 14.06.

14.02 Termination for Nonpayment.

        If Del Monte defaults in the payment when due of any amount due to EDS pursuant to this Agreement and does not cure such default within thirty (30) days after being given written notice of such default or otherwise does not comply with Section 12.04, EDS may, by giving written notice thereof to Del Monte, terminate this Agreement as of the date of receipt by Del Monte of such notice or as of a future date specified in such notice of termination. In the event EDS terminates this Agreement for nonpayment, EDS in its sole discretion may require prepayment for any requested services under Section 14.06.

14.03 Termination for Bankruptcy and Related Events.

        Subject to Title 11, United States Code, if either Party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other Party may, by giving written notice thereof to such Party, terminate this Agreement as of a date specified in such notice of termination.

14.04 Termination upon Material Change in Del Monte Business.

        Del Monte may terminate this Agreement upon at least six (6) months prior written notice to EDS in the event Del Monte (or the controlling shareholders of Del Monte) (a) enters into a transaction to sell all or substantially all of the assets of Del Monte, (b) enters into a transaction to sell one or more business units of Del Monte accounting for 40% or more of Del Monte's annual net sales, (c) enters into a transaction to merge Del

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Monte into another entity, (d) is acquired by another entity or (e) makes an acquisition that increases Del Monte' annual net sales by 50% or more. Del Monte's announced merger into the H. J. Heinz business is excluded as a material change for purposes of this section 14.04.

14.05 Termination for Convenience.

        Del Monte may provide notice of termination at any time after the first anniversary of the Effective Date by providing at least six (6) months prior written notice to EDS. Termination fees in addition to any due under Section
14.06 (b) are as follows:

        Termination effective in Year 2:                     [XXX]

        Termination effective in Year 3 through 10:          [XXX]

14.06 Effect of Expiration or Termination.

        (a) Termination Assistance Services.

            (i) Commencing up to six (6) months before the expiration or earlier termination of this Agreement, upon the request of and as specified by Del Monte, and continuing through the effective date of expiration or termination of the Agreement, EDS will provide, at no additional charge to Del Monte to the extent that such assistance can be provided through resources included in the Services Fees, all information and assistance reasonably necessary to provide for the smooth transition of the Services (and other functions being performed by EDS and EDS' subcontractors and agents at the time of such expiration or termination) to Del Monte or another service provider of Del Monte's choosing, which such assistance will include capacity planning, consulting services, facilities planning, telecommunications planning, Software configuration, reviewing all system Software with a new service provider or its agents, generating machine readable listings of source code, uploading production databases, providing parallel processing, testing and providing Equipment where practical (individually and collectively, the "TERMINATION SERVICES").

            (ii) Del Monte may also require EDS, upon the request of and as specified by Del Monte, to provide Services and the Termination Services for an extension period of up to six (6) months following the effective date of expiration or termination of the Agreement (collectively, the period of Termination Services prior to the effective date of expiration or termination of the Agreement together with any extension period hereinafter referred to as the "TERMINATION ASSISTANCE PERIOD").

            (iii) During the Termination Assistance Period, EDS will continue to provide the Services in addition to the Termination Services until Del Monte, in its sole discretion, provides EDS notice that the Services have been satisfactorily transferred to Del Monte or another service provider, at which time EDS will cease providing any Services or Termination Services.

            (iv) The quality and level of Termination Services and other Service performed during the Termination Assistance Period will not be degraded from the Service Levels provided by EDS and EDS' subcontractors and agents for similar Services prior to such termination.


[XXX] OMITTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT. FULL TEXT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

            (v) After the expiration of the Termination Assistance Period, EDS will (A) answer questions from Del Monte regarding the Services on an "as needed" basis at EDS's then-standard billing rates and (B) deliver to Del Monte any remaining Del Monte-owned reports and documentation still in EDS's possession.

            (vi) Del Monte will have the right to extend offers of employment to all EDS personnel who have been or are assigned to or have or are performing any Services or other work on behalf of EDS with respect to Del Monte. EDS will provide reasonable access to such personnel and will not interfere in any way with any such solicitation by Del Monte.

            (vii) EDS will provide such training and documentation as Del Monte may reasonably require for Del Monte to understand, operate, maintain and enhance the information technology systems and understand and provide the Services.

        (b) Termination Services Fees.

            (i) With respect to Termination Services that were Services performed under the Agreement prior to the Termination Assistance Period:

                  (A) During the Termination Assistance Period prior to the expiration or termination of the Agreement, EDS will provide Termination Services at no additional charge to Del Monte to the extent that such assistance can be provided through resources included in the Service Fees. To the extent that any Termination Services cannot be provided through resources included in the Service Fees, Del Monte will pay EDS at the rates then applicable under the Agreement for such Services.

                  (B) During the Termination Assistance Period after the expiration or termination of the Agreement, if applicable, Del Monte will pay EDS at EDS's then standard commercial billing rates for such Services.

            (ii) With respect to Termination Services that were not Services performed under the Agreement prior to the Termination Assistance Period, Del Monte will pay EDS the rates specified in this Agreement.

            (iii) The fees paid for Termination Services (the "TERMINATION SERVICES FEES") are to be paid in accordance with the payment terms for Services Fees set forth in Article XII.

        (c) Exit Duties and Exit Rights. Upon the later of the expiration or termination of this Agreement and the last day of the Termination Assistance Period (the "END DATE"), EDS will perform the following:

            (i) Wind-Down. EDS will cease to perform the Services, and Del Monte will pay to EDS all amounts due to EDS for all Services provided and expenses incurred through the End Date.

            (ii) Transition Plan. EDS and Del Monte will work together to develop a transition plan (the "TRANSITION PLAN") setting forth the respective tasks to be accomplished by each Party in connection with the Termination Services and a schedule pursuant to which such tasks are to be completed.

            (iii) Specifications. EDS will, upon Del Monte's request, provide Del Monte with reasonably detailed specifications for the hardware and software needed by Del Monte (or a third party provider) to properly provide the Services then being performed by EDS.

            (iv) Acquisition of Equipment. Del Monte will have the option to purchase from EDS at its remaining book value any equipment owned by EDS and to assume the leases (provided such leases are assumable) for any equipment leased by EDS, in each case only to the extent that such equipment is dedicated solely to providing the Services to Del Monte as of the effective date of termination or expiration or End Date, whichever is applicable. Such equipment will be provided on an "as is, where is" basis.

            (v) Vendor Software. EDS will reasonably assist Del Monte in Del Monte's acquisition of any necessary rights to access any EDS-Vendor Software and existing documentation then being used by EDS in performing the Services.

            (vi) Training. EDS will provide appropriate training for the employees of Del Monte (or the third party provider) who will be assuming responsibility following the Termination Assistance Period for operation of the software then being used by EDS in performing the Services.

            (vii) Disclosure of Information. Notwithstanding anything to the contrary in this Agreement, EDS will not be required to disclose any of its proprietary information, whether in the nature of a trade secret, software or otherwise, to the third party provider except to the extent that Del Monte is entitled to such information under this Agreement. Prior to providing any termination assistance to the third party provider, Del Monte will cause the third party provider to provide EDS with written assurances, in form and substance reasonably satisfactory to EDS, that the third party provider (i) will maintain at all times the confidentiality of any EDS proprietary information disclosed or provided to, or learned by, the third party provider in connection therewith and (ii) will use such information exclusively for the purposes for which Del Monte is authorized to use such information pursuant to this Agreement.

                     ARTICLE XV. INDEMNITIES AND LIABILITY

15.01 Indemnities.

        (a) Indemnity by Del Monte. Del Monte will indemnify EDS from, and defend and hold EDS harmless from and against, any losses suffered, incurred or sustained by EDS or to which EDS becomes subject, resulting from, arising out of or relating to any third-party claim:

            (i) that the (1) Del Monte Software, Del Monte Vendor Software, any other item provided by Del Monte, its subcontractors or agents, or that Del Monte, its subcontractors or agents instructs EDS to use, infringes or constitutes a misappropriation of the intellectual property rights of any third party or (2) EDS infringes or has misappropriated the intellectual property rights of any third party where such infringement or misappropriation arises due to instructions provided by Del Monte, PROVIDED, that Del Monte shall have no liability if (1) the claim of infringement or misappropriation is based upon the use of the software or items by EDS in combination with equipment, devices, or software not intended for use therewith by Del Monte or used in a manner for which the software or items were not designed, (2) EDS modifies any software or items without the consent of Del Monte, and such infringement would not have occurred but for such modification or (3) the claim of infringement or misappropriation arises from the use of the software or items in a manner outside of the scope of the terms set forth in this Agreement;

            (ii) relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by Del Monte under this Agreement;

            (iii) relating to (A) a violation by Del Monte of any law for the protection of persons or members of a protected class or category of persons, including unlawful discrimination and (B) work-related injury (except as may be covered by Del Monte's workers' compensation plan) or death caused by Del Monte;

            (iv) relating to any amount, including taxes, interest and penalties, assessed against EDS that are the obligation of Del Monte pursuant to
Section 12.05;

            (v) relating to bodily injury (including death) or property loss or damage resulting from Del Monte's acts or omissions;

            (vi) relating to a breach of Section 11.03 (Confidentiality); and

            (vii) relating to a breach of any of the covenants in Section 9.02 (Covenants).

Del Monte will reimburse EDS for any reasonable costs and expenses incurred in connection with the enforcement of this Section.

        (b) Indemnity by EDS. EDS will indemnify Del Monte from, and defend and hold Del Monte harmless from and against, any losses suffered, incurred or sustained by Del Monte or to which Del Monte becomes subject resulting from, arising out of or relating to any third party claim:

            (i) that the Developed Software, EDS Software, Other Deliverables, EDS machines, any enhancements or modifications to the Del Monte Software or Del Monte Vendor Software performed by EDS or EDS' subcontractors or agents or any other items provided to Del Monte by EDS, but excluding any EDS-Vendor Software provided to Del Monte by EDS or EDS' subcontractors or agents, infringe or constitutes a misappropriation of the intellectual property rights of any third party PROVIDED, that EDS shall have no liability if (1) the claim of infringement or misappropriation is based upon the use of the software or items by Del Monte in combination with equipment, devices, or software not intended for use therewith or not provided by EDS or used in a manner for which the software or items were not designed, or (2) Del Monte modifies any software or items, and such infringement would not have occurred but for such modification, (3) the claim of infringement arises out of EDS' compliance with specifications provided by Del Monte and such infringement would not have occurred but for such compliance (unless EDS knew, or reasonably should have known, of such infringement), (4) the claim of infringement or misappropriation is based upon the continued infringement or misappropriation by Del Monte after modifications provided by EDS or written instructions to modify have been provided to Del Monte that would have avoided the alleged infringement, or (5) the claim of infringement or misappropriation is based upon the use of the software or items in a manner outside of the scope of the terms set forth in this Agreement;

            (ii) relating to any duties or obligations of EDS in respect of a third party or any subcontractor of EDS;

            (iii) by a third party arising from services or systems provided by EDS from a Service Location that is shared with other customers of EDS;

            (iv) relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by EDS under this Agreement;

            (v) relating to EDS's failure to obtain, maintain or comply with the Governmental Consents;

            (vi) relating to (A) a violation by EDS of any law for the protection of persons or members of a protected class or category of persons, including unlawful discrimination and (B) work-related injury (except as may be covered by EDS's workers' compensation plan) or death caused by EDS;

            (vii) relating to any amounts, including taxes, interest and penalties, assessed against Del Monte that are the obligation of EDS pursuant to
Section 12.05 (Taxes);

            (viii) relating to bodily injury (including death) or property loss or damage resulting from EDS' acts or omissions;

            (ix) relating to a breach of EDS obligations with respect to Del Monte Data;

            (x) relating to a breach of Section 11.03 (Confidentiality); and

            (xi) Relating to a breach of any of the covenants in Section 9.02 (Covenants).

EDS will reimburse Del Monte Entities for any reasonable costs and expenses incurred in connection with the enforcement of this Section.

        (c) Indemnification Procedures. If any third party claim is commenced against a person or entity entitled to indemnification under this Section 15 (the "INDEMNIFIED

PARTY"), notice thereof will be given to the Party that is obligated to provide indemnification (the "INDEMNIFYING PARTY") as promptly as practicable. If, after such notice, the Indemnifying Party will acknowledge that this Agreement applies with respect to such claim, then the Indemnifying Party will be entitled, if it so elects, in a notice promptly delivered to the Indemnified Party, but in no event less than ten (10) days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's sole cost and expense. The Indemnified Party will cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party will be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party will have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

        (d) Additional Remedy. If software or other items provided by EDS become the subject of an infringement claim, or in the opinion of EDS are likely to become the subject of such a claim, then, in addition to its obligations hereunder, EDS will (i) replace or modify the software or items to make them non-infringing or cure any claimed misuse of another's trade secret, or (ii) if such alternative is not reasonably available, procure for Del Monte the right to continue using the software or items pursuant to this Agreement, or (iii) if none of the foregoing are commercially reasonable, cease using, or instruct Del Monte to cease using, the infringing software or items. Any costs associated with implementing any of the above alternatives will be borne by EDS.


15.02 Liability.

        (a) General Limitation. The liability of each Party to the other for all damages arising out of or related to this Agreement, regardless of the form of action that imposes liability, whether in contract, equity, negligence, intended conduct, tort or otherwise, will be limited to and will not exceed, in the aggregate for all claims, actions and causes of action of every kind and nature, the lesser of the sum of $10,000,000 or the total fees paid by Del Monte to EDS for the prior 12 months.

        (b) Limitation on Other Damages. In no event will the measure of damages payable by either Party include, nor will either Party be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any party, including third parties, even if such Party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

        (c) Exceptions to Limitations. The limitations set forth in Sections 15.02(a) and 15.02(b) will not apply to (i) the liability of either Party to the extent such liability results from (A) that Party's acts of intentional tortious conduct or gross negligence in the performance or nonperformance of its obligations under this Agreement or (B) that Party's nonperformance of its payment obligations to the other expressly set forth in this Agreement (including, with respect to Del Monte, Del Monte's obligation to make payments to EDS during the term of this Agreement as required hereby, whether in the form of charges for Services performed hereunder or for payment or reimbursement of taxes, out-of-pocket expenses or pass-through expenses.

        (d) Duty to Mitigate. Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other pursuant to this Agreement by taking appropriate and reasonable actions to reduce or limit the amount of such damages.

        (e) Contractual Statute of Limitations. No claim and demand for mediation or arbitration or cause of action that arose out of an event or events that occurred more than two years prior to the filing of a demand for mediation or arbitration or suit alleging a claim or cause of action may be asserted by either Party against the other.

        (f) Acknowledgment. The Parties expressly acknowledge that the limitations and exclusions set forth in this Section 15.02 have been the subject of active and complete negotiation between the Parties and represent the Parties' agreement taking into account each Party's level of risk associated with the performance or nonperformance of its obligations under this Agreement and the payments and other benefits to be derived by each Party pursuant to this Agreement. The provisions of this Section 15.02 will survive the expiration or termination of this Agreement for any reason.

                           ARTICLE XVI. MISCELLANEOUS

16.01 Accounting Terms.

        All accounting terms that are not specifically defined herein, and all accounting obligations, duties, procedures and practices that are undertaken pursuant to this Agreement, shall be construed, interpreted and undertaken in accordance with generally accepted accounting principles that exist in the United States of America from time to time.

16.02 Amendments; Waiver.

        Changes or modifications to this Agreement may not be made orally or through a course of dealing, but only by a written amendment or revision signed by the Parties. Any terms and conditions varying from this Agreement on any order, invoice or other notification from either Party are not binding on the other unless specifically accepted by the other. Unless otherwise expressly provided in this Agreement, neither a delay nor omission by either Party to exercise, nor a course of dealing with respect to any right or power under this Agreement will be construed to be a waiver thereof. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof.

16.03 Approvals and Similar Actions.

        Except as otherwise expressly provided in this Agreement, where agreement, approval, acceptance, consent or similar action is required of either Party by any provision of this Agreement, such action will not be unreasonably withheld or delayed. An approval or consent given by a Party under this Agreement will not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor will it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

16.04 Binding Nature; Assignment.

        This Agreement will be binding on the Parties and their successors and permitted assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer upon any party other than EDS and Del Monte any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement). Except as otherwise expressly provided in Article II and except as noted below, neither Party may, nor will it have the power to, assign this Agreement, or any part hereof, without the consent of the other. EDS may assign its rights to Del Monte's payments hereunder, including any termination amount payable pursuant to Article XIV, to a financial institution or other third party in connection with any transaction entered into to provide financing related to this Agreement or the obligations of EDS hereunder, and any such assignee may further assign its rights hereunder in connection with such financing. The Parties acknowledge that either of them may become a party to one or more transactions in the form of a merger (including a re-incorporation merger), consolidation, reorganization, stock sale or exchange, sale of all or substantially all of such Party's assets or some similar or related transaction, with the result being that the affected Party is the surviving entity and by operation of law the surviving entity assumes the rights and obligations under this Agreement or, if the affected Party is not the surviving entity, the surviving entity continues to conduct the business conducted by the affected Party prior to consummation of the transaction, including the assumption of the rights and obligations under this Agreement. No such transaction involving either Party will be deemed to be an assignment of this Agreement requiring the consent of the other, unless (a) in the case of EDS being involved in such a transaction, the transaction materially and adversely affects EDS' ability to continue to perform the Services in accordance with this Agreement or (b) in the case of Del Monte being involved in such a transaction, the transaction materially changes the scope of Services as described in this Agreement, or materially changes EDS's costs to provide Services.

16.05 Construction Rules.

        The Article and Section headings and table of contents used in this Agreement are for convenience of reference only and will not enter into the interpretation hereof. As used in this Agreement, unless otherwise expressly provided to the contrary, (a) any reference to a "Section", "Exhibit" or "Schedule" is a reference to a Section of this Agreement or an Exhibit or Schedule attached to this Agreement, and (b) all references to days, months or years are references to calendar days, months or years. To the extent that the provisions of this Agreement and the Schedules are inconsistent, to the extent

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possible such provisions will be interpreted so as to make them consistent, and if that is not possible, the provisions of the Schedules will prevail. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired, and such provision will be deemed to be restated to reflect the original intentions of the Parties as nearly as possible in accordance with applicable law. The Parties agree that this Agreement is an executory contract as contemplated by 11 U.S.C. Section 365. In performing its obligations under this Agreement, neither Party will be required to undertake any activity that would conflict with the requirements of any applicable law, rule, regulation, interpretation, judgment, order or injunction of any governmental authority. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one instrument. The Parties acknowledge and agree that each has been represented by legal counsel of its choice throughout the negotiation and drafting of this Agreement, that each has participated in the drafting hereof and that this Agreement will not be construed in favor of or against either Party solely on the basis of a Party's drafting or participation in the drafting of any portion of this Agreement.

16.06 Entire Agreement; Survival.

        This Agreement (including the Schedules attached hereto, each of which is incorporated into this Agreement by this reference) constitutes the full and complete statement of the agreement of the Parties with respect to the subject matter hereof and supersedes any previous or contemporaneous agreements, understandings or communications, whether written or oral, relating to such subject matter. The expiration or termination of this Agreement for any reason will not release either Party from any liabilities or obligations set forth herein that (a) the Parties have expressly agreed will survive any such expiration or termination or (b) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination.

16.07 Excused Performance.

        Neither Party will be deemed to be in default hereunder, or will be liable to the other, for failure to perform any of its non-monetary obligations under this Agreement for any period and to the extent that such failure results from any event or circumstance beyond that Party's reasonable control (each, a "FORCE MAJEURE EVENT"), including acts or omissions of the other Party or third parties, natural disasters, riots, war, terrorism, civil disorder, court orders, acts or regulations of governmental bodies, labor disputes or failures, and that it could not have prevented by reasonable precautions or could not have remedied by the exercise of reasonable efforts, provided that the exercise of such reasonable precautions or reasonable efforts will not require the incurrence of any additional cost or expense. To the extent that disaster recovery services are included in the Services, the foregoing will not limit EDS' obligation to provide such services unless they also are affected by the Force Majeure Event.

16.08 Export Regulations.

        This Agreement is expressly made subject to any United States government laws, regulations, orders or other restrictions regarding export from the United States of computer hardware, software, technical data or derivatives of such hardware, software or technical data. Notwithstanding anything to the contrary in this Agreement, Del Monte will

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not directly or indirectly export (or re-export) any computer hardware, software, technical data or derivatives of such hardware, software or technical data, or permit the shipment of same: (a) into (or to a national or resident of) Cuba, North Korea, Iran, Iraq, Libya, Syria or any other country to which the United States has embargoed goods; (b) to anyone on the U.S. Treasury Department's List of Specially Designated Nationals, List of Specially Designated Terrorists or List of Specially Designated Narcotics Traffickers, or the U.S. Commerce Department's Denied Parties List; or (c) to any country or destination for which the United States government or a United States governmental agency requires an export license or other approval for export without first having obtained such license or other approval. Each Party will reasonably cooperate with the other and will provide to the other promptly upon request any end-user certificates, affidavits regarding re-export or other certificates or documents as are reasonably requested to obtain approvals, consents, licenses and/or permits required for any payment or any export or import of products or services under this Agreement. The provisions of this
Section 16.08 will survive the expiration or termination of this Agreement for any reason.

16.09 Governing Law.

        This Agreement will be governed by and construed in accordance with the substantive laws of the State of California, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

16.10 Independent Contractors.

        The Parties are independent contractors, and this Agreement will not be construed as constituting either Party as partner, joint venturer or fiduciary of the other, as creating any other form of legal association that would impose liability on one Party for the act or failure to act of the other or as providing either Party with the right, power or authority (express or implied) to create any duty or obligation of the other. Except as otherwise expressly provided in this Agreement, each Party has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by it pursuant to this Agreement.

16.11 Notices.

        Except as otherwise expressly provided in this Agreement, all notices under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, faxed or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Parties at the addresses set forth in Schedule F. All notices under this Agreement that are addressed as provided in this Section 16.11, (a) if delivered personally or by a nationally recognized courier service, will be deemed given upon delivery, (b) if delivered by facsimile, will be deemed given when confirmed and (c) if delivered by mail in the manner described above, will be deemed given on the fifth business day after the day it is deposited in a regular depository of the United States mail. Either Party from time to time may change its address or designee for notification purposes by giving the other Party notice of the new address or designee and the date upon which such change will become effective.

16.12 Public Relations and Marketing References.

        Each Party will coordinate with the other regarding any media release, public announcement or similar disclosure relating to this Agreement or its subject matter and

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receive written approval from the other party prior to its release. This provision does not alter the restrictions on the disclosure of confidential information set forth in Section 11.03 and, subject to Section 11.03, will not be construed so as to delay or restrict either Party from disclosing any information required to be disclosed in order to comply with any applicable laws, rules or regulations. Notwithstanding the foregoing but subject to any applicable laws, rules or regulations, each Party will have the right to list the name of the other Party, to make general references to the basic nature of the relationship between the Parties under this Agreement and to describe generally the type of services being provided by EDS to Del Monte under this Agreement in such Party's promotional and marketing materials, in such Party's oral or visual presentations to third parties, in interviews conducted by the news media or securities analysts and in or through any other available media channels, including print, Internet, radio, cable and broadcast mediums.

16.13 Right to Engage in Other Activities.

        Subject to the terms set forth in this Agreement, Del Monte acknowledges and agrees that EDS may provide information technology services for third parties at any EDS facility that EDS may utilize from time to time for performing the Services. Subject to the restrictions on the use of data and the disclosure of confidential information set forth in Section 11.03, nothing in this Agreement will impair EDS' right to acquire, license, market, distribute, develop for itself or others or have others develop for EDS similar technology performing the same or similar functions as the technology and Services contemplated by this Agreement.

        In Witness Whereof, the Parties have duly executed and delivered this Agreement by their duly authorized representatives as of the date set forth below each signature.

   DEL MONTE CORPORATION                     ELECTRONIC DATA SYSTEMS CORPORATION

   Signature:                                Signature
              -------------------------                ------------------------
   Printed Name:  David L Meyers             Printed Name: Timothy C. Ryan
                 ----------------------                    --------------------
   Title:  Executive V.P. & CFO              Title: Client Executive
          -----------------------------             ---------------------------
   Date: June 30, 2002                       Date: June 30, 2002
         ------------------------------            ----------------------------


                                             EDS Information Services L.L.C.

                                             Signature
                                                       ------------------------
                                             Printed Name: Timothy C. Ryan
                                                           --------------------
                                             Title: Client Representative
                                                    ---------------------------
                                             Date: June 30, 2002
                                                   ----------------------------

                             SCHEDULE OF DEFINITIONS

Defined Term                                      Location of Definition
------------                                      ----------------------
AAA...............................................Section 13.01(b)
Access............................................Section 7.03
Account Team......................................Section 2.01(a)
Agreement.........................................Introduction
Benchmark/Benchmarker.............................Section 12.06
Data Safeguard....................................Section 6.03
Del Monte Data....................................Section 11.01(a)
Del Monte Equipment ..............................Section 7.03
Del Monte Representative..........................Section 1.02
Del Monte Service Locations.......................Section 6.01
Del Monte Software................................Section 10.01(c)
Del Monte Vendor Software ........................Section 10.01(d)
Del Monte.........................................Introduction
Developed Software................................Section 10.01(e)
Dispute...........................................Section 13.01
EDS Account Executive.............................Section 1.01
EDS Development Tools.............................Section 10.01(g)
EDS Service Locations.............................Section 6.01
EDS Software .....................................Section 10.01(a)
EDS...............................................Introduction
EDS-Vendor Software...............................Section 10.01(b)
Effective Date....................................Introduction
EIS ..............................................Introduction
End Date..........................................Section 14.06(c)
Extension Period..................................Section 3.02(b)
Fees..............................................Section 12.05(b)
Force Majeure Event...............................Section 16.07
Governmental Consents.............................Section 4.03(g)

Indemnified/Indemnifying Party....................Section 15.01(c)
Initial Term Expiration Date......................Section 3.01
Initial Term......................................Section 3.01
Key Positions.....................................Section 2.01(b)
Licensed Programs.................................Section 10.2
Maintenance Contract .............................Section 8.01
Nonconformance....................................Section 9.01(a)(v)
Other Deliverables ...............................Section 10.01(f)
Party/Parties.....................................Introduction
Privacy Laws......................................Section 11.02
Procedures Manual.................................Section 1.03
Renewal Term......................................Section 3.02(a)
Residual Technology...............................Section 10.01(h)
Service Fees......................................Section 12.01
Service Levels ...................................Section 4.01, 4.03
Services..........................................Sections 4.01, 4.03
Software .........................................Section 10.01(i)
Software Changes..................................Section 10.01 (i)
Term..............................................Section 4.01
Termination Assistance Period.....................Section 14.06(a)(ii)
Termination Service Fee...........................Section 14.06(b)(iii)
Termination Services..............................Section 14.06(a)(i)
Transition Plan...................................Section 14.06(c)(ii)

                                    SCHEDULES

Schedule A - Key Positions
Schedule B - Statement of Work
Schedule C - Service Level
Schedule D - Locations
Schedule E - Fees
Schedule F - Addresses for Notice